As filed with the Securities and Exchange Commission on December 20, 2006

Registration No.333-137575

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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

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LIFETIME BRANDS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	34203	11-2682486
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

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One Merrick Avenue
Westbury, NY 11590
(516) 683-6000
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

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Robert McNally
Vice-President and
Chief Financial Officer
Lifetime Brands, Inc.
One Merrick Avenue
Westbury, NY 11590
(516) 683-6000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Lawrence Levinson, Esq.
Troutman Sanders LLP
The Chrysler Building
405 Lexington Avenue
New York, NY 10174
(212) 704-6251

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Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

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        If any of the securities being registered on this form are being offered pursuant to a dividend or interest reinvestment plan, check the following box.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

4.75% Convertible Senior Notes due 2011	$75,000,000 (1)	100% (2)	$75,000,000 (1)	$8,025

Common Stock, $0.01 par value	2,678,571	--	--	--(4)

(1)	Represents the aggregate principal amount of the debentures issued by the Registrant.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act and exclusive of accrued interest and distributions, if any.

(3)

Represents 2,678,571 shares of common stock issuable upon conversion of the debentures at the conversion price of $28.00 per share of common stock. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

(4)

Pursuant to Rule 457(i), no additional filing fee is payable with respect to the shares of common stock issuable upon conversion of the debentures because no additional consideration will be received in connection with the exercise of the conversion privilege.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

SUBJECT TO COMPLETION, DATED DECEMBER 20, 2006

PRELIMINARY PROSPECTUS

$75,000,000
4.75% Convertible Senior Notes due 2011

2,678,571 Shares of Common Stock
(Issuable upon Conversion of the Notes)

Lifetime Brands, Inc.

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        This prospectus relates to $75,000,000 of 4.75% Convertible Senior Notes (which we call the “Notes”), and up to 2,678,571 shares of our common stock, $0.01 par value, which are potentially issuable upon conversion of the Notes. We issued the Notes in a private placement in June 2006. The Notes are held by the sellingsecurityholders named herein (which we refer to as the “Selling Securityholders”).

        In connection with the private placement, we agreed with the initial purchaser that we would file the registration statement of which this prospectus is a part covering the Notes and the shares of common stock issuable upon the conversion of the Notes. The Selling Securityholders may sell any or all of their Notes or common stock, as the case may be, directly to purchasers or through agents, underwriters, or dealers on any stock exchange, market or trading facility on which the Notes or the shares are traded or in private transactions. We will not receive any proceeds from the sale of the Notes or the shares of our common stock. These sales may be at fixed or negotiated prices which will be determined at the time of sale. If required, the name of any agents, underwriters or dealers and any other required information will be set forth in a supplement to this prospectus. We will bear the expenses and fees incurred in registering the securities offered by this prospectus. The Selling Securityholders will pay any brokerage commissions or discounts attributable to the sale of their shares.

        Under the registration statement of which this prospectus is a part, the Selling Securityholders may sell or distribute up to an aggregate of $75,000,000 of the Notes, or up to 2,678,571 shares of common stock which are potentially issuable upon the conversion of the Notes, in one or more transactions. This prospectus will be used by the Selling Securityholders to resell their Notes and the shares of our common stock issuable upon conversion of their Notes. The process by which the Selling Securityholders will sell or distribute their Notes or common stock, as the case may be, is described in this prospectus under the heading “Plan of Distribution.”

        The Notes accrue interest at an annual rate of 4.75%. We will pay interest on the Notes on January 15 and July 15 of each year, beginning January 15, 2007. The Notes are our general unsecured obligations and rank junior in right of payment to all of our existing and future secured indebtedness. The Notes are convertible into shares of our common stock at a rate of 35.7143 shares per $1,000 principal amount of the Notes, subject to adjustment as described in this prospectus.

        Our common stock is quoted on the NASDAQ Global Market under the symbol “LCUT.” The last reported sale price of our common stock on the NASDAQ Global Market on December 18, 2006 was $19.64 per share.

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The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

        The securities offered hereby involve significant risks and uncertainties. These risks are described under the caption “Risk Factors” beginning on page 9 of this prospectus. You should consider these Risk Factors before purchasing these securities.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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        You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

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SUMMARY

        This summary highlights selected information about us. This summary does not contain all of the information that you should consider before making an investment decision. You should read this summary in conjunction with the documents incorporated by reference herein. See "Incorporation of Certain Documents by Reference" below. This prospectus contains forward-looking statements that involve risks and uncertainties. Our results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in "Risk Factors" and elsewhere in this prospectus. Unless otherwise indicated, references to "Lifetime Brands," "we," "our," and "us" refer to Lifetime Brands,Inc. and, unless the context requires otherwise, Lifetime Brands,Inc. and its consolidated subsidiaries, and the terms "fiscal year" and "year" in this prospectus refer to the year ended on December 31 of the year referenced.

Our Business

        We are a leading designer, developer and marketer of a broad range of nationally branded consumer products used in the home. We market our products under some of the most well-respected and widely-recognized brand names in the U.S. housewares industry, including three of the four most recognized brands in the "Kitchen Tool, Cutlery and Gadgets" product category, according to the Home Furnishing News Brand Survey for 2005. We primarily target moderate to premium price points through every major level of trade. We generally market several lines within each of our product categories, often under more than one brand. At the heart of our company is a strong culture of innovation and new product development. We expect to develop or redesign approximately 3,000 products in 2006. We have been sourcing our products in Asia for over 46 years; we currently source our products from approximately 450 suppliers located primarily in China.

        Historically, our five main product categories are: (1)Kitchenware, (2)Tabletop, (3)Cutlery & Cutting Boards, (4)Bakeware & Cookware (5)Pantryware & Spices. With the acquisition of the business and certain assets of Syratech Corporation (which we refer to as "Syratech") on April 27, 2006, we expanded our Tabletop product category and entered a sixth product category, Home Decor, which includes picture frames and other decorative items. Our principal brands and their respective product categories include:

Farberware®	Kitchenware, Cutlery & Cutting Boards, Tabletop
KitchenAid®	Kitchenware, Cutlery & Cutting Boards, Bakeware
Pfaltzgraff®	Tabletop, Bakeware, Pantryware & Spices
Cuisinart®	Cutlery & Cutting Boards, Tabletop
Wallace Silversmiths®	Tabletop
Sabatier®	Cutlery & Cutting Boards, Bakeware, Tabletop, Cookware
Towle Silversmiths®	Tabletop
Calvin Klein®	Tabletop

        We also sell and market our products under the following brands and trademarks, which we own or license: Baker’s Advantage® (Bakeware), Block® (Tabletop), CasaModa™ (Tabletop), Cuisine de France® (Cutlery& Cutting Boards, Cookware), DBK™ Daniel Boulud Kitchen (Pantryware& Spices), Elements® (Home Décor), Gemco® (Tabletop), Hershey®‘s (Bakeware), Hoffritz® (Cutlery& Cutting Boards, Kitchenware, Tabletop, Bakeware, Cookware), Hoan® (Kitchenware), International Silver Company® (Tabletop), Jell-O® (Bakeware), Joseph Abboud Environments® (Tabletop), Kamenstein® (Pantryware& Spices), Kenneth Cole Reaction Home® (Tabletop), Melannco International® (Home Décor), Nautica® (Tabletop), Pedrini® (Kitchenware), Retroneu® (Tabletop), Rochard® (Tabletop), Roshco® (Bakeware), Sasaki® (Tabletop), Stiffel® (Tabletop), Tuttle® (Tabletop), and Weir in Your Kitchen™ (Bakeware). In addition, we sell and market products in the Bath Hardware and Accessories product category under our :USE® and Gemco® brands.

        We continuously innovate and introduce large numbers of new products across all of our product categories and brands each year. The substantial majority of our products are designed and developed in-house by our design and development team, which consists of approximately 90 professional artists, designers and engineers. Utilizing the latest available design tools, technology and materials, we work closely with our suppliers to enable efficient and timely manufacturing of our products.

        We sell our products to a diverse nationwide customer base including mass merchants (such as Wal-Mart and Target), specialty stores (such as Bed Bath& Beyond and Linens ‘n Things), national chains (such as JC Penney, Kohl’s and Sears), department stores (such as Bloomingdale’s, Macy’s and Saks), warehouse clubs (such as Costco, BJ’s Wholesale Club and Sam’s Club), home centers (such as Lowe’s and The Home Depot), supermarkets (such as Stop& Shop and Kroger) and off-price retailers (such as Marshalls, T.J. Maxx and Ross Stores), as well as through other channels of distribution. Wal-Mart Stores,Inc. (including Sam’s Club), which accounted for approximately 20% of our net sales in 2005, is our single largest customer. We also sell our products directly to the consumer through our own mail order catalogs, outlet stores and the Internet. We have 84 outlet stores in 33 states operating under the Farberware® or Pfaltzgraff® brands.

        Our most important retail customers are each serviced by an in-house team that includes representatives from our sales, marketing, merchandising and product development departments. We generally collaborate with our retail customers and in many instances produce specific versions of our product lines with exclusive designs and packaging for their stores, which are appropriately priced for their respective customer bases.

        Our national distribution system enables us to comply with the stringent "just-in-time" delivery requirements of our retail customers. Our principal distribution center is a modern facility located in Robbinsville, New Jersey. We also operate distribution facilities in Mira Loma, California; East Boston, Massachusetts; Winchendon, Massachusetts; and York, Pennsylvania. In addition, we utilize one distribution facility in California operated for us by a third-party logistics provider. We also currently utilize five outside warehouses, two of which are located in New Jersey, two located in Massachusetts and one located in Pennsylvania that handle additional capacity as needed.

        We do not own any manufacturing facilities other than a sterling silver flatware manufacturing facility in Puerto Rico which we acquired in connection with the Syratech acquisition and a spice packing line within our Winchendon, Massachusetts facility. We source all of our other products from independent suppliers, with which we have in many cases established long-term relationships. We have been sourcing products in Asia for over 46 years and currently source our products from approximately 450 suppliers located primarily in the People's Republic of China, and to a lesser extent in the United States, Taiwan, Thailand, Malaysia, Indonesia, Germany, France, Korea, the Czech Republic, Italy, India, Portugal, Hong Kong, Great Britain, Hungary, The Philippines, Poland, Slovakia, Turkey and Vietnam. We collaborate with our major suppliers during the product development process and on manufacturing technology to achieve efficient and timely production. We believe the flexibility provided by our sourcing strategy has proven superior to our investing in manufacturing facilities.

        For the year ended December 31, 2005, we generated net sales of $307.9 million, which represented growth of 62.5% over the previous year net sales of $189.5 million. For the nine months ended September 30, 2006, we generated net sales of $300.1 million, which represented growth of 63.5% over net sales of $183.5 million for the corresponding 2005 period. Sales for the first nine months of 2006 include net sales of $64.1 million for the Pfaltzgraff and Salton businesses that were acquired in the third quarter of 2005 and net sales of $55.7 million for the Syratech business acquired in April 2006. Sales for the first nine months of 2005 include net sales of $29.1 million for the Pfaltzgraff businesses. Excluding net sales for Pfaltzgraff, Salton and Syratech, 2006 period net sales were $180.3 million, or 16.8% higher for the nine months ended September 30, 2006 compared to net sales of $154.4 million for the corresponding 2005 period excluding net sales for Pfaltzgraff. Our business and working capital needs are highly seasonal, with a significant majority of our sales occurring in the third and fourth quarters. In 2005, 2004 and 2003, net sales for the third and fourth quarters accounted for approximately 71%, 63% and 66% of total annual net sales, respectively, and operating profit earned in the third and fourth quarter accounted for approximately 83%, 92% and 97% of total annual operating profits, respectively.

        We operate in two reportable segments—wholesale and direct-to-consumer. The wholesale segment is comprised of our business that designs, markets and distributes household products to retailers and distributors. The direct-to-consumer segment is comprised of our business that sells directly to the consumer through our retail outlet stores, the Internet and our mail-order catalogs. We have segmented our operations in a manner that reflects how management reviews and evaluates the results of our operations. While both segments distribute similar products, the segments are distinct due to their different types of customers and the different methods used to sell, market and distribute the products.

        We have assembled a seasoned management team with experience and talent in the housewares and consumer products industries. Our management team is focused on growing our business by capitalizing on the reputation of our well-respected and widely-recognized brands, our strengths in product design and innovation, our product sourcing experience and expertise and our long-term retail customer and supplier relationships.

Industry Overview

        According to the International Housewares Association (which we refer to as the “IHA”), the U.S. housewares industry generated retail revenue of approximately $65.2 billion in 2004; however, we do not offer products in all categories in this industry. According to the IHA, the Housewares segment of the U.S. housewares industry grew 18.6% from 1999 to 2004, including an increase of 4.7% from 2003 to 2004. The U.S. housewares industry is highly fragmented. We estimate there are approximately 2,200 companies in the housewares industry. Houseware products are products sold generally in most retail stores in the United States.

        According to the IHA, the list below shows total 2004 retail sales in the United States for those product categories in which we currently compete and for which data is available:

•	Food Preparation (includes Kitchen Tools& Accessories and Cookware& Bakeware): $13.5 billion

•	Tabletop: $4.5billion

•	Home Décor: $4.0billion

Competitive Strengths

        We believe that the following key competitive strengths, among others, will contribute to our continued success:

        Broad Portfolio of Powerful Brands.   Our products are marketed under some of the most well-respected and well-recognized brand names in our industry, which enables us to differentiate our product lines from lesser-known brands and commodity items in the eyes of both our retail customers and consumers. According to the HFN Brand Survey for 2005, KitchenAid®, Farberware® and Cuisinart® ranked #1, #2 and #4, respectively, in their “Kitchen Tool, Cutlery and Gadgets” category. We believe that our broad portfolio of brands and the use of sub-brands to differentiate product lines within each brand effectively address the varied needs of our diverse retail customer base.

        Proven Track Record of Innovation and New Product Introductions.   Our strategy is to constantly innovate and to introduce large numbers of new products across all of our brands each year. Our strong in-house product design and development capabilities allow us to continuously expand and refresh our product offerings according to our customers’ preferences. The substantial majority of our products are designed and developed in-house by our design and development team, which consists of approximately 90 professional artists, designers and engineers. We expect to develop or redesign approximately 3,000 products in 2006. Utilizing the latest available design tools, technology and materials, we work closely with our suppliers to enable efficient and timely manufacturing of our products. In addition to styling and designing numerous products within each of our categories and each of our brands, our design and development team invents products with entirely new functionalities. We also utilize our design and development capabilities to help our suppliers achieve manufacturing efficiencies and introduce new manufacturing technologies. In addition, our in-house design capabilities lower product development costs and shorten the “time-to-market” of new products.

         Established Sourcing Expertise.   We have been sourcing products in Asia for over 46 years and we currently have four sourcing offices staffed by approximately 150 employees in China. We believe our personnel’s significant sourcing expertise allows us to determine where to source our products for superior prices and quality. By limiting our investment in manufacturing facilities, we are able to minimize our fixed costs and concentrate on efficiently managing our suppliers’ variable costs of production. We believe that we have and will continue to maintain strong relationships with our key suppliers, thereby affording us priority status and access to timely and quality production.

         Strong Relationships with Retail Customers.   We sell our products to a diverse nationwide retail customer base. Our most important retail customers are each serviced by an in-house team that includes representatives from our sales, marketing, merchandising and product development departments. We generally collaborate with our retail customers and in many instances produce specific versions of our product lines with exclusive designs and packaging for their stores, which are appropriately priced for their respective customer bases.

         National Distribution Capability.   Our six primary distribution centers in New Jersey, Pennsylvania, California and Massachusetts are strategically located near the ports of entry for our products on the East and West Coasts and afford us nationwide distribution capabilities. Our largest distribution center is a modern facility located in Robbinsville, New Jersey. We also operate a distribution facility located in York, Pennsylvania which was acquired in connection with the Pfaltzgraff acquisition, distribution facilities in East Boston, Massachusetts and Mira Loma, California, which were acquired in connection with the Syratech acquisition and a distribution facility located in Winchendon, Massachusetts. In addition, we utilize one facility located in California, which is operated for us by a third-party logistics provider. We also currently utilize five outside warehouses, two of which are located in New Jersey, two located in Massachusetts and one located in Pennsylvania that handle additional capacity as needed.

         Scalability and Ability to Integrate New Businesses.   We believe that our centralized design, sourcing, marketing, distribution, finance and administration structure allows us to expand our business organically and to acquire new businesses which can benefit from such centralization. Our largest distribution center in Robbinsville, New Jersey is a modern facility that enables us to satisfy the current “just-in-time” delivery requirements of our retail customers, as well as potentially more stringent requirements that may be imposed upon us in the future.

         Experienced and Incentivized Management Team.   We believe our management team, which includes executives with significant experience in the U.S. housewares and consumer products industries (an average of approximately 25years for our executive officers), provides us with a competitive advantage. Our executive officers beneficially own approximately 19.0% of our common stock.

Our Strategy

        Our primary objective is to be the leading supplier in each of the product categories in which we compete. We believe this objective would enable us to negotiate even more effectively with our key customers on product placement and pricing, which in turn would help us increase our revenues and improve our margins due to manufacturing economies of scale. Key elements of our strategy include:

         Increase Sales of our Premium Brands.   We focus on increasing our revenue from brands that are highly recognized and valued by both retailers and consumers. We have achieved growth by adding additional categories under each brand as well as new products within existing categories. We offer consumers a broad spectrum of products across different price points, providing the opportunity for them to trade up to branded products and then to higher-end product lines within our well-recognized brand names.

         Continue to Introduce New Innovative Products.   We use our design capabilities to continuously introduce new products and to refresh our product assortment. We practice “disruptive technology” by creating innovative products, packaging, displays and marketing programs that force our competitors to follow. In addition, we have the capability to create entirely new products with different functionalities. We track design innovations in the broader consumer products market and, when appropriate, apply these concepts to our product lines.

         Expand Product Categories.   We intend to continue expanding our product categories beyond our current categories. We plan to do this both through acquisitions of existing businesses, as in the Pfaltzgraff, Salton and Syratech acquisitions, and by introducing products in new categories under our existing brands as we have done with the KitchenAid® line of sinkware.

         Increase Customer Penetration.   We sell our products to most major retailers in the United States. We work together with our major retail customers to broaden the range of products purchased by each customer within our existing product categories and to sell new categories of products to each customer.

         Improve Operating Margins.   Managing our variable costs is the principal factor that allows us to improve our operating margins. We use design initiatives to lower supplier production costs and, where appropriate, to take advantage of lower cost raw materials. Because we have minimal investment in fixed manufacturing facilities, we can seek the highest quality suppliers with the lowest cost. We also seek to improve our margins by reducing distribution costs through efficiencies in our distribution system and customer collaboration.

         Pursue Selective Acquisition Opportunities.   We have historically grown and expect to continue to grow by acquiring brands and businesses that allow us to expand our existing product categories or provide new opportunities in the market for home products and that can benefit from the use of our brands and our centralized design, marketing, sourcing and distribution capabilities.

Recent Developments

        Since July 2005, we have completed three acquisitions in the Tabletop category, making it our second largest product category.

         Pfaltzgraff Acquisition.   On July 11, 2005, we completed the acquisition of the business and certain assets of The Pfaltzgraff Co. (which we refer to as “Pfaltzgraff”), one of America’s leading designers and marketers of dinnerware and tabletop accessories for the home. Its products are broadly distributed through retail chains and sold through company-operated outlet stores as well as through the Internet and our catalog operations. The purchase price for the acquisition was approximately $38.3 million, which we paid in cash.

         Salton Acquisition.   On September 19, 2005, we completed the acquisition of certain tabletop assets and the related business from Salton,Inc. (which we refer to as “Salton”). The assets include rights to Salton’s Block® brand and licenses to market Calvin Klein® and Sasaki® tabletop products. In addition, we entered into a license agreement with Salton to market tabletop products under the Stiffel® brand. The purchase price was approximately $14.0million, which we paid in cash.

         Syratech Acquisition.   On April 27, 2006, we completed the acquisition of the business and certain assets of Syratech , which designed, imported and manufactured a diverse portfolio of tabletop, home décor and picture frame products under such key brands in home fashion as Wallace Silversmiths® , Towle Silversmiths® , International Silver Company® , Tuttle® , Melannco International® , Elements® and Rochard® . In addition, we acquired Syratech's licenses for Cuisinart® and Kenneth Cole Reaction Home® brands for tabletop products. The purchase price, subject to working capital adjustments, which may be significant, was approximately $54.6 million, of which $42.1 million was paid in cash and $12.5 million was paid in 439,676 shares of our common stock (which we refer to as the “Consideration Shares”). 193,458 Consideration Shares were issued directly to Syratech and 246,218 Consideration Shares are being held in escrow by the escrow agent appointed pursuant to the asset purchase agreement as a holdback to cover working capital adjustments and indemnity claims. We are currently in dispute with Syratech with respect to such working capital adjustments. Pursuant to the asset purchase agreement such dispute is in the process of being resolved by determination of an independent accounting firm. However, any changes to the purchase price as a result of working capital adjustments made pursuant to the determination of the independent accounting firm are not expected to have a material impact on our operations.

         Notes Offering.   In June 2006, we completed a private placement of $75 million principal amount of 4.75% Convertible Senior Notes due 2011 pursuant to Rule 144A under the Securities Act of 1933, as amended (which we refer to as the “Securities Act”). The Notes were resold by the initial purchasers to persons they reasonably believed to be qualified institutional buyers within the meaning of Rule 144A under the Securities Act in transactions exempt from registration under the Securities Act. Noteholders may convert their Notes into shares of our common stock at an initial conversion rate of 35.7143 shares of our common stock per $1,000 principal amount of Notes at any time prior to the close of business on the business day prior to the maturity date. The conversion rate is equivalent to an initial conversion price of $28.00 per share. Proceeds from the private placement were used to pay down outstanding indebtedness under our existing credit facility.

Our Corporate Information

        We are a corporation organized under the laws of the State of Delaware. Our principal executive office is located at One Merrick Avenue, Westbury, New York 11590 and our telephone number is (516)683-6000. Our website address is www.lifetimebrands.com. Neither our website nor the information contained in our website is part of this prospectus.

Summary of the Notes and the Common Stock

Securities Offered	$75,000,000 principal amount of 4.75% Convertible Senior Notes Due 2011.

Up to 2,678,571 shares of common stock, subject to adjustment upon certain events (for resale by Selling Securityholders after conversion of the Notes), issuable by us, upon conversion of the Notes.

Maturity Date of the Notes	July 15, 2011

Cash Interest on the Notes	4.75% per year on the principal amount from June 27, 2006, or from the most recent date to which interest has been paid or provided for, payable semiannually in arrears on January 15 and July 15 of each year, commencing January 15, 2007. The interest rate will be calculated using a 360-day year composed of twelve 30-day months.
Conversion Rights
Noteholders may convert their Notes into shares of our common stock at an initial conversion rate of 35.7143 shares of our common stock per $1,000 principal amount of Notes at any time prior to the close of business on the business day prior to the maturity date. The conversion rate is equivalent to an initial conversion price of $28.00 per share.

Upon conversion of a Note, a Noteholder will not receive any cash payment of interest (unless such conversion occurs between a regular record date and the interest payment date to which it relates) and we will not adjust the conversion rate to account for accrued and unpaid interest.

We may elect to deliver either shares of our common stock, cash or a combination of cash and shares of our common stock in satisfaction of our obligations upon conversion of Notes. At any time on or prior to the 26th trading day preceding the maturity date, we may irrevocably elect to satisfy in cash our conversion obligation with respect to the principal amount of the Notes to be converted after the date of such election, with any remaining amount to be satisfied in shares of our common stock. This election would be in our sole discretion without the consent of the Noteholders. See "Description of the Notes--Conversion Rights--Settlement upon Conversion."

Anti-Dilution Adjustments in the Notes	The conversion rate may be adjusted if certain events occur. See "Description of the Notes--Conversion Right Adjustments."

Make Whole Amount	Noteholders who convert their Notes in connection with certain fundamental changes, as defined herein, may be entitled to a make whole premium in the form of an increase in the conversion rate. See "Description of the Notes--Conversion Rights--Make Whole Amount."

Ranking of the Notes	The Notes are our general unsecured obligations and rank senior in right of payment to all of our existing and future indebtedness that is expressly subordinated in right of payment to the Notes. The Notes rank equally in right of payment with all of our existing and future liabilities that are not so subordinated. The Notes effectively rank junior to any of our secured indebtedness, to the extent of the assets securing such indebtedness, and are structurally subordinated to all liabilities of our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up of our company, our assets that secure secured indebtedness will be available to pay obligations on the Notes only after all such secured indebtedness has been repaid in full from such assets.

As of December 18, 2006, we had $4.0 million of letters of credit, $26.4 million of short-term borrowings and $5.0 million of long-term debt that would be pari passu with the Notes, all of which was secured indebtedness outstanding under our Credit Facility.

Optional Redemption of the Notes	We may not redeem the Notes at any time prior to maturity.

Purchase of the Notes by Us at the Option of the Noteholder	Other than in the event of a fundamental change described below, Noteholders may not require us to purchase the Notes at any time prior to maturity.

Fundamental Change	Upon a fundamental change involving us, each Noteholder may require us to purchase for cash all or a portion of such Noteholder's Notes. The price we are required to pay is 100% of the principal amount of the Notes to be purchased, plus any accrued and unpaid interest to, but excluding, the purchase date.

Use of Proceeds	We will not receive any proceeds from the sale of the Notes or the shares of common stock offered by this prospectus.

Global Securities	The Notes are evidenced by one or more global Notes deposited with the trustee as custodian for The Depository Trust Company, or DTC. The global Notes have been registered in the name of Cede & Co., as DTC's nominee.

Transfer Restrictions	Until the registration statement of which this prospectus is a part becomes effective, the Notes and the common stock issuable upon conversion of the Notes have not been registered under the Securities Act, or any state securities laws. Once effective, if the registration statement of which this prospectus is a part does not remain effective, this could adversely affect the liquidity and price of the Notes and the common stock issuable upon conversion of the Notes.

Registration Rights	We have entered into a registration rights agreement with the initial purchasers. In the registration rights agreement, we agreed to use our reasonable best efforts to:

•	cause this registration statement to become effective as promptly as is practicable, but in no event later than December 24, 2006; and
•
keep this registration statement effective for a period from the date this registration statement is declared effective by the Securities and Exchange Commission (which we refer to as the “SEC”) until such date that is the earlier of (1) the date as of which all the Notes or the common stock issuable upon conversion of the Notes (which we refer to as “registrable securities”) have been sold either under Rule 144 under the Securities Act (or any similar provision then in force) or pursuant to this registration statement; (2) the date as of which all of the registrable securities held by non-affiliates are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act or any successor provision; or (3) the date on which there are no outstanding registrable securities.

If we do not fulfill certain of our obligations under the registration rights agreement, we will be required to pay liquidated damages to holders of the Notes (which we refer to as a “Noteholder”). If a Noteholder converts some or all of its Notes into common stock, such Noteholder will not be entitled to liquidated damages with respect to the common stock. However, if a Noteholder converts its Notes when there exists a registration default with respect to the common stock, we will increase the conversion rate by 3% as described under “Description of the Notes — Registration Rights” instead of paying any liquidated damages on the shares issuable upon conversion, if any.

Trading	Our common stock is listed on The NASDAQ Global Market under the symbol “LCUT.” The Notes trade in the Private Offerings, Resales and Trading through Automatic Linkages Market, commonly referred to as the Portal Market.

Risk Factors

        For a discussion of certain risks that should be considered in connection with an investment in the Notes and our common stock, see “Risk Factors” beginning on page 9 of this prospectus.

Ratio of Earnings to Fixed Charges

        Our consolidated ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. The following table shows our consolidated ratio of earnings to fixed charges for the nine months ended September 30, 2006 and 2005, respectively, and for each of the five fiscal years ended December 31:

	Nine Months Ended September 30,		Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
Ratios of earnings to fixed	2.4x	4.0x	4.5x	5.7x	6.1x	3.0x	3.1x
charges(1)

(1) We do not believe that the ratios for the nine month period is necessarily indicative of the ratios for the twelve month periods due to the seasonal nature of our business. The ratios were calculated pursuant to applicable rules of the SEC.

RISK FACTORS

        You should carefully consider the risks described below together with all of the other information included or incorporated by reference in this prospectus before making an investment decision. The risks and uncertainties described below may not be the only ones we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also impair our business operations. Any of these risks may have a material adverse effect on our business, financial condition, results of operations and cash flows. In that case, you may lose all or part of your investment.

Risks Related to Our Business

We must successfully anticipate changing consumer preferences and buying trends and manage our product line and inventory commensurate with customer demand.

        Our success depends upon our ability to anticipate and respond to changing merchandise trends and customer demands in a timely manner. Consumer preferences cannot be predicted with certainty and may change between selling seasons. We must make decisions as to design, development, expansion and production of new and existing product lines. If we misjudge either the market for our products, the purchasing patterns of our retailers' customers, or the appeal of the design, functionality or variety of our product lines, our sales may decline significantly, and we may be required to mark down certain products to sell the resulting excess inventory or sell such inventory through our outlet stores, or other liquidation channels, at prices which can be significantly lower than our normal wholesale prices, each of which would harm our business and operating results.

        In addition, we must manage our inventory effectively and commensurate with customer demand. A substantial portion of our inventory is sourced from vendors located outside the United States. We generally commit to purchasing products before we receive firm orders from our retail customers and frequently before trends are known. The extended lead times for many of our purchases, as well as the development time for design and deployment of new products, may make it difficult for us to respond rapidly to new or changing trends. In addition, the seasonal nature of our business requires us to carry a significant amount of inventory prior to the year-end holiday selling season. As a result, we are vulnerable to demand and pricing shifts and to misjudgments in the selection and timing of product purchases. If we do not accurately predict our customers' preferences and acceptance levels of our products, our inventory levels may not be appropriate, and our business and operating results may be adversely impacted.

Our business depends, in part, on factors affecting consumer spending that are out of our control.

        Our business depends on consumer demand for our products and, consequently, is sensitive to a number of factors that influence consumer spending, including general economic conditions, disposable consumer income, recession and inflation, incidents and fears relating to national security, terrorism and war, hurricanes, floods and other natural disasters, inclement weather, consumer debt, unemployment rates, interest rates, sales tax rates, fuel and energy prices, consumer confidence in future economic conditions and political conditions, and consumer perceptions of personal well-being and security generally. Adverse changes in factors affecting discretionary consumer spending could reduce consumer demand for our products, change the mix of products we sell to a different mix with a lower average gross margin, slower inventory turnover and greater markdowns on inventory, thus reducing our sales and harming our business and operating results.

We face intense competition from companies with brands or products similar to ours and from companies in the retail industry.

        The markets for Kitchenware, Tabletop, Cutlery & Cutting Boards, Bakeware & Cookware, Pantryware & Spices and Home Decor are highly competitive and include numerous domestic and foreign competitors, some of which are larger than us, have greater financial and other resources than we do and may have more established brand names in some or all of the markets we serve. The primary competitive factors in selling such products to retailers are consumer brand name recognition, quality, packaging, breadth of product line, distribution capability, prompt delivery in response to retail customers' order requirements, and ultimate price to the consumer.

        The competitive challenges facing us include:

•	anticipating and quickly responding to changing consumer demands better than our competitors;

•	maintaining favorable brand recognition and achieving customer perception of value;

•	effectively marketing and competitively pricing our products to consumers in several diverse market segments and price levels; and

•	developing innovative, high-quality products in designs and styles that appeal to consumers of varying groups, tastes and price level preferences, and in ways that favorably distinguish us from our competitors.

        In addition, we operate our outlet store, our mail order catalog and our Internet businesses under highly competitive conditions. We have numerous and varied competitors at the national and local levels, including conventional and specialty department stores, other specialty stores, mass merchants, value retailers, discounters, and Internet and mail order retailers. Competition is characterized by many factors, including assortment, advertising, price, quality, service, location, reputation and credit availability. If we do not compete effectively with regard to these factors, our results of operations could be materially and adversely affected.

        In light of the many competitive challenges facing us, we may not be able to compete successfully. Increased competition could adversely affect our sales, operating results and business, by forcing us to lower our prices or sell fewer units, which could reduce our gross profit and net income.

Our recently expanded direct-to-consumer retail business may not be successful.

        Our acquisition of the business and certain assets of Pfaltzgraff in 2005 included Pfaltzgraff's mail order catalog, Internet and outlet store businesses. As a result, our direct-to-consumer retail segment has become a more significant part of our overall business. In recent years, Pfaltzgraff incurred significant losses in the operation of its outlet stores and we incurred losses operating our Farberware®outlet stores. In addition, our outlet stores have not been profitable for the first nine months of 2006 and will not be profitable for the year. We continue to evaluate our outlet stores operations. In January 2006, we closed 20 Farberware®stores and 13 Pfaltzgraff®stores in order to consolidate certain Farberware®and Pfaltzgraff®stores that coexisted within the same geographic area and to eliminate certain unprofitable stores. We may also open new Pfaltzgraff®and Farberware®stores and introduce new store formats. We cannot assure Noteholders that our outlet store operations will achieve profitability. Moreover, prior to July 2005, we had no significant experience in mail order catalog and Internet sales operations. Our failure to compete effectively in these areas would have an adverse effect upon the results of our operations.

We have a single customer that accounted for 20% of our net sales in 2005.

        We distribute our products through a diverse nationwide base of retail customers including mass merchants, specialty stores, national chains, department stores, warehouse clubs, home centers, supermarkets and off-price retailers, as well as through other channels of distribution, including our outlet stores. However, during the years ended December 31, 2005, 2004 and 2003, Wal-Mart Stores,Inc. (including Sam's Club) accounted for approximately 20%, 24% and 29% of net sales, respectively, and our ten largest customers accounted for approximately 51%, 59% and 62% of net sales, respectively. Any material reduction of product orders by Wal-Mart Stores,Inc. could have significant adverse effects on our business and operating results, including the loss of predictability and volume production efficiencies associated with such a large customer. In addition, pressure by Wal-Mart Stores,Inc. to reduce the price of our products could result in the reduction of our operating margin. No customer other than Wal-Mart Stores,Inc. accounted for 10% or more of our net sales during 2005, 2004 or 2003.

We depend on key vendors for timely and effective sourcing of our products, and we are subject to various risks and uncertainties that may affect our vendors' ability to produce quality merchandise.

        We do not own any manufacturing facilities other than a sterling silver flatware manufacturing facility in Puerto Rico which we acquired in connection with our acquisition of the business and certain assets of Syratech in April 2006 and our spice packing line within our Winchendon, Massachusetts facility. We source all of our other products from independent suppliers, with which we have in many cases established long-term relationships. Our performance depends on our ability to have our products manufactured to our designs and specifications in sufficient quantities at competitive prices. We have no contractual assurances of continued supply, pricing or access to products, and in general, vendors may discontinue selling to us at any time. We may not be able to acquire our products in sufficient quantities, with the quality assurance we require, and on terms acceptable to us.

        We source our products from approximately 450 suppliers located primarily in the People’s Republic of China, and to a lesser extent in the United States, Taiwan, Thailand, Malaysia, Indonesia, Germany, France, Korea, the Czech Republic, Italy, India, Portugal, Hong Kong, Great Britain, Hungary, The Philippines, Poland, Slovakia, Turkey and Vietnam. Our three largest suppliers provided us with approximately 54% of the products we distributed in 2005 and 2004. This concentration of sourcing in certain key vendors is a risk to our business. Furthermore, because our product lines cover thousands of products, many products are produced for us by only one or two manufacturers. An interruption of supply from any of these manufacturers could have an adverse impact on our ability to fill orders on a timely basis.

        As a result, an interruption of supply from any of our suppliers, or the loss of one or more key vendors, could have a negative effect on our business and operating results because we would be missing products that could be important to our assortment or to coordinated branded product lines, unless and until alternative supply arrangements are secured. We may not be able to develop relationships with new vendors, and products from alternative sources, if any, may be of a lesser quality and/or more expensive than those we currently purchase. Replacement of manufacturing sources would require long lead-times to assure the vendors' capability to manufacture to our designs and specifications, maintain quality control and achieve the production levels we require. In addition, some of our customers demand a certain standard of shipping fulfillment (usually as a percentage of orders placed) and any disruption in the manufacturing of our products could result in our failure to meet such standards.

        In addition, we are subject to certain risks, including risks relating to the availability of raw materials, labor disputes, union organizing activity, inclement weather, natural disasters, and general economic and political conditions, that might limit our vendors' ability to provide us with quality merchandise on a timely basis. For these or other reasons, one or more of our vendors might not adhere to our quality control standards, and we might not identify the deficiency before products are shipped to our retail customers. Our vendors' failure to manufacture or ship quality merchandise in a timely and efficient manner could damage our reputation and that of brands offered by us, and could lead to a loss or reduction in orders by our retail customers and an increase in product liability claims or litigation.

Because most of our vendors are located in foreign countries, we are subject to a variety of additional risks and uncertainties.

        Our dependence on foreign vendors means, in part, that we may be affected by declines in the relative value of the U.S. dollar to other foreign currencies. Although substantially all of our foreign purchases of products are negotiated and paid for in U.S. dollars, declines in foreign currencies and currency exchange rates might negatively affect the profitability and business prospects of our foreign vendors. This, in turn, might cause such foreign vendors to demand higher prices for products, hold up shipments to us or discontinue selling to us; any of which could ultimately reduce our sales or increase our costs.

        We are also subject to other risks and uncertainties associated with changing economic and political conditions in foreign countries. These risks and uncertainties include import duties and quotas, concerns over anti-dumping, work stoppages, economic uncertainties (including inflation), foreign government regulations, incidents and fears involving security, terrorism and wars, political unrest and other trade restrictions. We cannot predict whether any of the countries in which our products are currently manufactured or may be manufactured in the future will be subject to trade restrictions imposed by the U.S. or foreign governments or the likelihood, type or effect of any such restrictions. Any event causing a disruption or delay of imports from foreign vendors, including the imposition of additional import restrictions, restrictions on the transfer of funds and/or increased tariffs or quotas, or both, with respect to products for the home could increase the cost or reduce the supply of products available to us and adversely affect our business, financial condition and operating results. Furthermore, some or all of our foreign vendors' operations may be adversely affected by political and financial instability resulting in the disruption of trade from exporting countries, restrictions on the transfer of funds and/or other trade disruptions.

        In addition, there is a risk that one or more of our foreign vendors will not adhere to our compliance standards such as fair labor practices and prohibitions on child labor. Such circumstances might create an unfavorable impression of our sourcing practices or the practices of some of our vendors that could harm our image. Additionally, certain of our major retail customers, including Wal-Mart Stores,Inc., routinely inspect our suppliers' facilities to determine their compliance with applicable labor laws. A determination by such customers that one or more of our suppliers violate such standards could jeopardize our sales to such customers if we or our suppliers cannot effectively remedy any such violation in a timely manner. If any of these occur, we could lose sales, customer goodwill and favorable brand recognition, which could negatively affect our business and operating results.

Many of our leading product lines are manufactured under licensed trademarks and any failure to retain such licenses on acceptable terms may have an adverse effect on our business.

        We promote and market some of our most successful product lines under trademarks we license from third parties. Several of these license agreements are subject to termination by the licensor.

        Our license agreement with Whirlpool Corporation allows us to design, manufacture and market an extensive range of kitchenware, bakeware, cutlery, sinkware, pantryware and spices under the KitchenAid®brand name. We have extended the term of the license agreement to December 31, 2009. Whirlpool Corporation may terminate this license for cause if we are in default or upon the occurrence of a change of control of our Company. In addition, Whirlpool Corporation may terminate the agreement if, based on certain statistical parameters, a customer survey conducted by it shows that customers are dissatisfied with the products we market under the license. Products marketed under the KitchenAid®name accounted for a substantial portion of our revenues in the fiscal year ended December 31, 2005, and the nine months ended September 30, 2006. We may not be successful in maintaining or renewing the KitchenAid®license, which expires on December 31, 2009 and has significant commercial value to us, on terms that are acceptable to us or at all. The loss of the KitchenAid®license, or an increase in the royalties we pay under such license upon renewal, could have a material adverse effect on our results of operations.

        In addition, any of the licensors of the previously mentioned trade names may encounter problems that would potentially diminish the prestige of the licensed trade names. In turn, this could negatively reflect on our line of products that are marketed under the applicable trade name. In the event that this occurs with respect to one of our leading product lines, our sales and financial results may be adversely affected. Certain of our licenses have minimum sales requirements. If we are unable to achieve the minimum sales requirements under these licenses, we may incur a loss related to these licenses.

We must successfully manage the complexities associated with a multi-channel and multi-brand business.

        Our business requires the development, marketing and production of a wide variety of products in several categories: Kitchenware, Tabletop, Cutlery & Cutting Boards, Bakeware & Cookware, Pantryware & Spices and Home Décor. Within each of these categories, it is necessary to market several full lines of branded products targeting different price and prestige levels, and each of these branded lines must contain an assortment of products and accessories with matched designs and packaging which are often sold as sets. Our different product lines are sold under a variety of brand names, some of which are owned and some of which are licensed. Many of our products are inherently of the type that consumers prefer to purchase as part of a branded, matched line. Accordingly, both for marketing reasons and under the requirements of our license agreements, we must maintain breadth of product lines and we must devote significant resources to developing and marketing new designs for our product lines. The inability to maintain breadth of our product lines—whether due to vendor difficulties, design issues, retail orders for less than all of the products in a line, or other problems—could result in competitive disadvantages as well as the potential loss of valuable license arrangements.

        In addition, we sell our products through several different distribution channels (department store chains, mass merchants, specialty stores, national chains, warehouse clubs, home centers, supermarkets, off-price retailers, outlet stores, catalogs and over the Internet) and we must manage the selective deployment of branded lines within these channels so as to achieve maximum revenue and profitability. Failure to properly align brands and product lines to the price and prestige levels associated with particular channels of distribution could result in product line failures, damage to our reputation, and lost revenues and profits.

Our ability to deliver products to our customers in a timely manner and to satisfy our customers’fulfillment standardsis subject to several factors, some of which are beyond our control.

        Our retail customers place great emphasis on timely delivery of our products for specific selling seasons and to fulfill consumer demand throughout the year. We cannot control all of the various factors that might affect product delivery to our retail customers. Vendor production delays, difficulties encountered in shipping from overseas and customs clearance are on-going risks of our business. We also rely upon third-party carriers for our product shipments from our warehouse facilities to customers, and we rely on the shipping arrangements our suppliers have made in the case of products shipped directly to our retail customers from the supplier. Accordingly, we are subject to risks associated with such carriers’ ability to provide delivery services to meet our shipping needs, including risks relating to labor disputes such as the West Coast port strike of 2002, union organizing activity, inclement weather, natural disasters, possible acts of terrorism, the availability of shipping containers and increased security restrictions. Failure to deliver products in a timely and effective manner to our retail customers could damage our reputation and brands and result in loss of customers or reduced orders. In addition, fuel costs have increased substantially, which will likely result in increased shipping expenses. Increased transportation costs and any disruption in our distribution process, especially during the second half of the year, which is our busiest selling period, could adversely affect our business and operating results.

Our reliance on a third-party logistics provider may result in customer dissatisfaction or increased costs.

        One of our distribution facilities in California is currently operated by a third-party logistics provider. Failure of the third-party logistics provider to effectively and accurately manage on-site inventory and logistics functions at this distribution facility, especially during the second half of the year, could have an adverse effect on our business and our financial results.

Our quarterly results of operations might fluctuate due to a variety of factors, including ordering patterns of ourcustomers and the seasonality of our business.

        Our quarterly results have fluctuated in the past and may fluctuate in the future, depending upon a variety of factors, including, but not limited to the ordering patterns and timing of promotions of our major retail customers, which may differ significantly from period to period or from our original forecasts, and the strategic importance of third and fourth quarter results. A significant portion of our revenues and net earnings are realized during the second half of the calendar year, as order volume from our retail customer base reaches its peak as our customers increase their inventories for the end-of-year holiday season. If, for any reason, we were to realize significantly lower-than-expected revenues or net earnings during the September through December selling season, our business and results of operations would be materially adversely affected.

Our corporate compliance program cannot assure that we will be in complete compliance with all potentially applicable regulations, including the Sarbanes-Oxley Act of 2002.

        As a publicly traded company we are subject to significant regulations, including the Sarbanes-Oxley Act of 2002. Many of these regulations are of recent adoption and may be subject to change. In connection with our assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005, and the corresponding audit of that assessment by our independent registered public accounting firm, we identified one significant deficiency in our internal control over financial reporting. This deficiency did not constitute a “material weakness” as defined by the Public Company Accounting Oversight Board. Although we believe that we have remediated the identified deficiency, we cannot assure the Noteholders that our independent registered public accounting firm will be satisfied with the steps that we have taken to remediate the deficiency. In addition, we cannot assure the Noteholders that we will not find significant deficiencies or material weaknesses in the future. Further, our independent registered public accounting firm has not yet performed its assessment of our internal control over financial reporting for the current year, which will cover the operations of our recently acquired Pfaltzgraff and Salton businesses for the first time. Thus, we cannot be assured that our independent registered public accounting firm will conclude that our internal control over financial reporting is operating effectively.

We may not be able to successfully identify, manage and integrate future acquisitions.

        Since 1995 we have completed nine acquisitions. Although we have grown significantly through acquisitions and intend to continue to pursue additional acquisitions in the future, we may not be able to identify appropriate acquisition candidates or, if we do, we may not be able to successfully negotiate the terms of the acquisition, finance the acquisition or integrate the acquired business effectively and profitably into our existing operations. Integration of an acquired business could disrupt our business by diverting management away from day-to-day operations. Furthermore, failure to successfully integrate any acquisition may cause significant operating inefficiencies and could adversely affect our profitability.

We may not be able successfully to integrate the recent Syratech acquisition.

        We are currently integrating the operations of our recently acquired Syratech business. We may experience difficulties in managing the integration process or in establishing effective internal financial control over this business, which could adversely affect our results. This could result in a loss of confidence in the reliability of our financial statements, which could adversely affect the market price of our common stock.

We have limited experience operating in the Tabletop category, which is our second largest product category, and in the Home Décor Category.

        We recently acquired from Pfaltzgraff, Salton and Syratech several brands and several product lines in categories in which we have limited experience, including flatware, dinnerware, glassware, crystal, serveware and tabletop accessories as well as home décor. Although the businesses acquired from Pfaltzgraff, Salton and Syratech are related to our existing categories of business, we only have brief experience operating in the Tabletop and Home Décor categories in which the newly acquired businesses operate. We may encounter delays or difficulties in transitioning these brands and product lines and may not achieve the expected growth or cost savings, and it is not possible to predict the success of cross-selling our other product categories under the brands acquired from Pfaltzgraff, Salton or Syratech or selling our other higher-end brands to their respective upscale retail customers. In particular, sales of the Tabletop and Home Décor businesses tend to rely significantly more on the appeal to consumers of the aesthetic design of the products than our other products lines whose sales tend to depend more upon product functionality. Additionally, under their previous ownership, the recently acquired Pfaltzgraff, Salton and Syratech businesses suffered material operating losses. We cannot assure Noteholders that we can restore their respective product lines to profitability or that there will not be delays in doing so.

Loss of key employees may negatively impact our success.

        Our success depends on our ability to identify, hire and retain skilled personnel. Our industry is characterized by a high level of employee mobility and aggressive recruiting among competitors for personnel with track records of success. We may not be able to attract and retain skilled personnel or may incur significant costs in order to do so. If Jeffrey Siegel, our Chairman, President and Chief Executive Officer, would leave us, it would have a materially adverse effect on us.

We may compete with our customers’ internal efforts to design and manufacture products similar to ours.

        Some of our existing and potential customers continuously evaluate whether to design and manufacture their own products or purchase them directly from outside vendors and distribute them under their own brand names. Although, based on our past experience, such products usually target the lower-end market, if any of our customers or potential customers pursue such option, it may adversely affect our business.

High costs of raw materials and energy may result in increased operating expenses and adversely affect our results ofoperations and cash flow.

        Significant variations in the costs and availability of raw materials and energy may negatively affect our results of operations. Our vendors purchase significant amounts of metal and plastic to manufacture our products. They also purchase significant amounts of electricity to supply the energy required in our production processes. The rising cost of fuel may also increase our transportation costs. The cost of these raw materials and energy, in the aggregate, represents a significant portion of our operating expenses. Our results of operations have been and could in the future be significantly affected by increases in these costs. Price increases increase our working capital needs and, accordingly, can adversely affect our liquidity and cash flow. Additionally, higher fuel prices may decrease the number of consumer shopping trips and lower demand for merchandise sold through our outlet stores.

If we fail to adequately protect or enforce our intellectual property rights, competitors may produce and market products similar to ours. In addition, we may be subject to intellectual property litigation and infringement claims by third parties.

        The success of our products is inherently dependent on new and original designs which appeal to consumer tastes and trends at various price and prestige levels. Our trademarks, service marks, patents, trade dress rights, trade secrets and other intellectual property are valuable assets that are critical to our success. Although we attempt to protect our proprietary properties through a combination of trademark, patent and trade secret laws and non-disclosure agreements, these may be insufficient. Although we have trademarks and certain patents issued or licensed to us for our products, we may not always be able to successfully protect or enforce our trademarks and patents against competitors, or against challenges by others. We source substantially all of our products from foreign vendors, and the ability to protect our intellectual property rights in foreign countries may be far more difficult than in the United States. Many foreign jurisdictions provide less legal protection of intellectual property rights than the United States and it is difficult to even detect infringing products in such jurisdictions until they are already in widespread distribution. The costs of enforcing our intellectual property may adversely affect our operating results.

        In addition, we may be subject to intellectual property litigation and infringement claims, which could cause us to incur significant expenses or prevent us from selling our products. A successful claim of trademark, patent or other intellectual property infringement against us could adversely affect our growth and profitability, in some cases materially. Others may claim that our proprietary or licensed products are infringing their intellectual property rights, and our products may infringe those intellectual property rights. We may be unaware of intellectual property rights of others that may cover some of our products. If someone claims that our products infringe their intellectual property rights, any resulting litigation could be costly and time consuming and would divert the attention of management and key personnel from other business issues. We also may be subject to significant damages or injunctions preventing us from manufacturing, selling or using some aspect of our products in the event of a successful claim of patent or other intellectual property infringement. Any of these adverse consequences could have a material adverse effect on our business and profitability.

If our products are found to be defective, our credibility and that of our brands may be harmed, market acceptance of our products may decrease and we may be exposed to liability in excess of our products liability insurance coverage.

        The marketing of certain of our consumer products, such as tabletop cookware, involve an inherent risk of product liability claims or recalls or other regulatory or enforcement actions initiated by the U.S. Consumer Product Safety Commission, by state regulatory authorities or through private causes of action. Any defects in products we market could harm our credibility, adversely affect our relationship with our customers and decrease market acceptance of our products and the strength of the brand names under which we market such products. In addition, potential product liability claims may exceed the amount of our insurance coverage under the terms of our policy. In the event that we are held liable for a product liability claim for which we are not insured, or for damages exceeding the limits of our insurance coverage, such claim could materially damage our business and our financial condition.

We experience business risks as a result of our Internet business.

        We compete with Internet businesses that handle similar lines of merchandise. These competitors have certain advantages, including the inapplicability of sales tax and the absence of retail real estate and related costs. As a result, increased Internet sales by our competitors could result in increased price competition and decreased margins adversely affecting our Internet, mail order catalog and retail outlet businesses as well as our wholesale business. Our Internet operations are subject to numerous risks, including reliance on third-party hosting and computer software and hardware providers and online security breaches and/or credit card fraud.

        Our inability to effectively address these risks and any other risks that we face in connection with our Internet business could adversely affect the profitability of our Internet business.

Government regulation of the Internet and e-commerce is evolving and unfavorable changes could harm our business.

        We are subject to general business regulations and laws, as well as regulations and laws specifically governing the Internet and e-commerce. Such existing and future laws and regulations may impede the growth of the Internet or other online services. These regulations and laws may cover taxation, user privacy, data protection, pricing, content, copyrights, distribution, electronic contracts and other communications, consumer protection, the provision of online payment services, broadband residential Internet access, and the characteristics and quality of products and services. It is not clear how existing laws governing issues such as property ownership, sales and other taxes, and personal privacy apply to the Internet and e-commerce. Unfavorable resolutions of these issues would harm our business. This could, in turn, diminish the demand for our products on the Internet and increase our cost of doing business.

We may not be able to adapt quickly enough to changing customer requirements and e-commerce industry standards.

        Technology in the e-commerce industry changes rapidly. We may not be able to adapt quickly enough to changing customer requirements and preferences and e-commerce industry standards. These changes and the emergence of new e-commerce industry standards and practices could render our existing websites obsolete.

Our business is subject to technological risks.

        We rely on several different information technology systems for the operation of our principal business functions, including our financial reporting and control, warehouse management, inventory and re-ordering, point of sale and call center systems. In the case of our inventory forecast and re-ordering system, most of our orders are received directly through electronic connections with our largest customers. The failure of any one of these systems could have a material adverse effect on our business and results of operations.

Risks Related to the Notes

The Noteholder’s right to receive payments on the Notes is effectively subordinated to the rights of our existing and future secured creditors.

        The Notes are unsecured and therefore are effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. As a result, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding of our company, our assets will be available to satisfy obligations of our secured debt before any payment may be made on the Notes. To the extent that such assets cannot satisfy in full our secured debt, the holders of such debt would have a claim for any shortfall that would rank pari passu in right of payment with the Notes. Accordingly, we may not have sufficient assets remaining to pay amounts on any or all of the Notes.

        As of December 18, 2006, we had $4.0 million of letters of credit, $26.4 million of short-term borrowings and $5.0 million of long-term debt outstanding, all of which was secured indebtedness, which would effectively rank senior in right of payment to the Notes.

        In addition, the Notes are not guaranteed by any of our existing or future subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due with respect to the Notes or to make any funds available therefor, whether by dividends, loans or other payments. Although substantially all of our borrowings have been incurred by Lifetime Brands, Inc., the Notes rank junior in right of payment to all existing and future debt and other liabilities (including trade payables) of our subsidiaries.

The agreements and instruments governing our Credit Facility contain restrictions and limitations that could significantly impact our ability to operate our business and adversely affect the Noteholders.

        Our second amended and restated credit facility with HSBC Bank USA, N.A., JPMorgan Chase Bank, N.A., Citibank, N.A. and Wachovia Bank, N.A., initially dated as of July 28, 2004 and amended and restated as of October 31, 2006 (which we refer to as the “Credit Facility”) contains covenants that, among other things, restrict our ability to:

•	dispose of assets;

•	incur additional indebtedness, including guarantees;

•	prepay other indebtedness or amend other debt instruments;

•	pay dividends or make investments, loans or advances;

•	create liens on assets;

•	enter into sale and leaseback transactions;

•	engage in mergers, acquisitions or consolidations;

•	change the business conducted by us; and

•	engage in transactions with affiliates.

        In addition, we are required to maintain specified interest coverage and leverage ratios. The breach of any of these covenants or restrictions could result in a default under the Credit Facility which would permit the lenders to declare all amounts outstanding thereunder to be due and payable, together with accrued and unpaid interest. In any such case, we may be unable to pay the amounts due under the Credit Facility. This could have serious consequences to our financial condition and results of operations and could cause us to become bankrupt or insolvent. In addition, a default under the Credit Facility would likely result in an event of default under the Notes and we may be unable to meet our payment obligations under the Notes in such circumstances.

We may not be able to generate sufficient cash flow to meet our debt service obligations.

         Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt obligations will depend on our future financial performance, which will be affected by a range of economic, competitive and business factors, many of which are outside our control. If we do not generate sufficient cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. The terms of our Credit Facility contain limitations on our ability to incur additional indebtedness. As of December 18, 2006, we had $114.6 million of borrowing capacity available under our Credit Facility. We cannot assure Noteholders that any refinancing would be possible, that any assets could be sold, or, if sold, of the timing of the sales and the amount of proceeds realized from those sales, or that additional financing could be obtained on acceptable terms, if at all, or would be permitted under the terms of our various debt instruments then in effect.

The market price of our common stock may be volatile, which could cause the value of a Noteholder’s investment in the Notes to decline.

        The Notes are convertible into shares of our common stock, or cash or a combination of cash and shares of our common stock based on the last reported sale price of our common stock on each trading day in the conversion period, and therefore we expect that the trading price of our common stock will significantly affect the trading price of the Notes. The market price of our common stock historically has experienced and may continue to experience high volatility, and the broader stock market has experienced significant price and volume fluctuations in recent years. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our common stock. Any of the following factors could affect the market price of our common stock:

•	general market, political and economic conditions;

•	our failure to meet financial analysts' performance expectations;

•	changes in recommendations by financial analysts; and

•	changes in market valuations of other companies in our industry.

        Many of the risks described elsewhere in this “Risk Factors” section also could materially and adversely affect our stock price.

        In addition, the trading price of our common stock could be affected by possible sales of our common stock by investors who view the Notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that may develop involving our common stock. The hedging or arbitrage could, in turn, affect the trading price of the Notes.

A Noteholder is not entitled to any rights with respect to our common stock, but is subject to all changes made withrespect to our common stock.

        Noteholders are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but are subject to all changes affecting our common stock. Noteholders will only be entitled to rights on the common stock if and when we deliver shares of common stock to them upon conversion of their Notes and in limited cases under the adjustments to the conversion rate. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, Noteholders will not be entitled to vote on the amendment, although they will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

We may not have the financial resources to repurchase the Notes for cash upon the occurrence of a fundamental change orto make a cash payment of principal if we have irrevocably elected to satisfy in cash our conversion obligation withrespect to the principal amount of the Notes.

        In the event of a fundamental change, as defined in “Description of Notes—Redemption at Option of the Noteholder Upon a Fundamental Change,” Noteholders may require us to repurchase all or a portion of their Notes for cash at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, including liquidated damages, if any, to, but excluding, the date of repurchase. In addition, at any time on or prior to the 26th trading day preceding the maturity date, we may irrevocably elect to satisfy in cash our conversion obligation with respect to the principal amount of the Notes to be converted after the date of such election, with any remaining amount to be satisfied in shares of our common stock. It is possible that we will not have, nor have access to, sufficient funds to repurchase the Notes at the time of any such fundamental change or to make a cash payment of principal upon the conversion of the Notes following such an irrevocable election. In addition, our ability to repurchase the Notes in cash in such event or to make a cash payment of principal upon their conversion may be limited by law, by the indenture, by the terms of other agreements relating to our outstanding debt (including the Credit Facility, under which a fundamental change would constitute an event of default under certain circumstances) and by debt and agreements that we may enter into, replace, supplement or amend from time to time.

Furthermore, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not trigger our obligation to repurchase the Notes. See “Description of Notes—Redemption at Option of the Noteholder Upon a Fundamental Change.”

Upon conversion of the Notes, Noteholders may receive less proceeds than expected because the value of our common stockmay decline after they exercise their conversion right.

        A converting Noteholder will be exposed to fluctuations in the value of our common stock during the period from the date such Noteholder tenders Notes for conversion until the date we settle our conversion obligation. Under the Notes, if we elect to settle all or any portion of our conversion obligation in cash or if we make a cash payment of principal upon conversion, the conversion value that a Noteholder will receive upon conversion of its Notes will be in part determined by last reported sale prices of our common stock for each trading day in a 20-day trading period. As described under “Description of the Notes—Settlement Upon Conversion,” this period begins after the date on which a Noteholder’s Notes are tendered for conversion. Accordingly, if the price of our common stock decreases during this period, the conversion value Noteholders receive may be adversely affected.

Upon conversion of the Notes, we may pay cash in lieu of issuing shares of our common stock or a combination of cash and shares of our common stock. Therefore, Noteholders may receive no shares of our common stock or fewer shares than the number into which their Notes are convertible.

        We have the right to satisfy our conversion obligation to Noteholders by issuing shares of our common stock into which the Notes are convertible, the cash value of the shares of our common stock into which the Notes are convertible, or a combination thereof. In addition, we have the right to irrevocably elect to satisfy our conversion obligation in cash with respect to the principal amount of the Notes to be converted after the date of such election. Accordingly, upon conversion of a Note, a Noteholder may not receive any shares of our common stock, or it might receive fewer shares of our common stock relative to the conversion value of the Note.

The additional shares of common stock payable on Notes converted in connection with certain fundamental changes may notadequately compensate Noteholders for the lost option time value of their Notes as a result of such fundamental changes.

        If certain fundamental changes occur, we will in certain circumstances increase the conversion rate on Notes converted in connection with the fundamental change by a number of additional shares of common stock. The number of additional shares of common stock will be determined based on a Noteholder’s conversion date and the price paid per share of common stock in the fundamental change transaction as described under “Description of Notes—Conversion Rights—Make Whole Amount.” While the increase in the conversion rate upon conversion is designed to compensate the Noteholder for the lost option time value of its Notes as a result of the fundamental change, the increase is only an approximation of this lost value and may not adequately compensate the Noteholder for the loss. If the market price of our common stock on the relevant conversion date is less than $22.32 or greater than $65.00, the conversion rate will not be increased. In addition, if a Noteholder converts its Notes prior to the effective date of any such fundamental change, and the fundamental change does not occur, such Noteholder will not be entitled to an increased conversion rate in connection with such conversion.

The conversion rate of the Notes may not be adjusted for all dilutive events.

        The conversion rate of the Notes is subject to adjustment for certain events, including but not limited to the issuance of dividends or distributions payable in our shares of common stock on our common stock, the issuance of certain rights to purchase our common stock at less than their current market price, and certain repurchases of our common stock described under “Description of Notes—Conversion Rights.” The conversion rate will not be adjusted for other events that could adversely affect the trading price of the Notes or our shares of common stock into which the Notes may be converted. We cannot assure Noteholders that an event that adversely affects the value of the Notes or our common stock, but does not result in an adjustment to the conversion rate, will not occur.

A change in control of Lifetime Brands, Inc. may not constitute a “fundamental change” for purposes of the Notes.

        The indenture contains no covenants or other provisions to afford protection to Noteholders in the event of a change in control of Lifetime Brands, Inc. except to the extent described under “Description of the Notes—Conversion Rights—Make Whole Amount” and “Description of the Notes—Fundamental Change Requires Us to Repurchase Notes at the Option of the Noteholder” upon the occurrence of a fundamental change. However, the term “fundamental change” is limited and may not include every change in control event that might cause the market price of the Notes to decline. As a result, a Noteholder’s rights under the Notes upon the occurrence of a fundamental change may not preserve the value of the Notes in the event of a change in control of Lifetime Brands, Inc. In addition, any change in control of Lifetime Brands, Inc. may negatively affect the liquidity, value or volatility of our common stock, negatively impacting the value of the Notes.

The Notes are not protected by restrictive covenants.

        The indenture governing the Notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. In light of the absence of any of the foregoing restrictions, we may conduct our businesses in a manner that may cause the market price of our Notes and common stock to decline or otherwise restrict or impair our ability to pay amounts due on the Notes.

There currently exists no market for the Notes. We cannot assure Noteholders that an active trading market will develop for the Notes.

        Until the registration statement of which this prospectus is a part became effective, the Notes had not been registered under the Securities Act and were subject to restrictions on transferability and resale. There presently is no established market for the Notes. Although the sole book-running manager for the private placement of the Notes is currently making a market in the Notes, it is not obligated to do so and any such market making may be discontinued at any time without notice. In addition, any market-making activity that currently exists is subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”) and may be limited during the pendency of the registration statement of which this prospectus is a part. Accordingly, we cannot give Noteholders any assurance as to the development or liquidity of any market for the Notes. The Notes are eligible for trading by qualified institutional buyers in The PORTAL market. We do not intend to apply for listing of the Notes on any securities exchange or for quotation of the Notes through any national securities association.

        To the extent any of the Notes are currently being traded, they may trade at a discount and Noteholders may be unable to resell their Notes or may be able to sell them only at a substantial discount. The liquidity of, and trading market for, the Notes also may be adversely affected by general declines in the market or by declines in the market for similar securities.

The Notes may not be rated or may receive a lower rating than anticipated.

        The Notes are not currently rated and we do not intend to seek a rating on the Notes. However, if one or more rating agencies rates the Notes and assigns the Notes a rating lower than the rating expected by investors, or reduces their rating in the future, the market price of the Notes and our common stock could be harmed.

The transfer of the Notes and common stock issuable upon conversion of the Notes may be restricted.

        If the registration statement of which this prospectus is a part does not remain effective, the liquidity and price of the Notes and the common stock issuable upon conversion of the Notes could be adversely affected.

Risks Related to our Common Stock

Certain provisions of our charter documents and Delaware law could discourage potential acquisition proposals and coulddeter, delay or prevent a change in control of our company that our stockholders consider favorable and could depress themarket value of our common stock.

        Our certificate of incorporation grants our Board of Directors authority to issue shares of Series A and Series B preferred stock. The preferred stock, if issued, would have liquidation, dividend and other rights superior to the rights of our common stock. Potential issuances of preferred stock may delay or prevent a change in control of our company, discourage bids for the common stock, and adversely affect the market price and the voting and other rights of the holders of our common stock.

        We are a Delaware corporation subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. Generally, this statute prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which such person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. We anticipate that the provisions of Section 203 may encourage parties interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if a majority of our directors then in office approve either the business combination or the transaction that results in the stockholder becoming an interested stockholder.

Our operating and financial performance in any given period might not meet the guidance that we have provided to the public.

        We provide public guidance on our expected annual financial results for future periods. Although we believe that this guidance fosters confidence among investors and analysts and is useful to our stockholders and potential stockholders, such guidance is based on estimates and not on firm purchase orders and is comprised of forward-looking statements subject to the risks and uncertainties described in this prospectus and in our public filings and public statements. We cannot ensure that our guidance will be accurate. If in the future our operating or financial results for a particular period do not meet our guidance or the expectations of investment analysts, the market price of our common stock could decline.

Future sales of our common stock could depress our market price and diminish the value of your investment.

        Future sales of shares of our common stock could adversely affect the market price of our common stock. If our principal stockholders sell a large number of shares, or if we issue a large number of shares, the market price of our common stock could significantly decline. Moreover, the perception in the public market that our principal stockholders might sell shares of common stock could depress the market for our common stock.

        Under our Long-Term Incentive Plan, up to 2,500,000 shares of common stock may be granted in the form of stock options or other equity-based awards to directors, officers, employees, consultants, and service providers to us and our affiliates. As of December 18, 2006, options to purchase 1,410,900 shares were outstanding under the plan and 679,175 shares were available for additional grants under the plan. To the extent that any of such options which have been granted are or become exercisable, and the holders exercise such options and sell the underlying shares of our common stock, the market price of our common stock could significantly decline, and since many of such option shares would have been acquired and sold by key members of our senior management team, the perception in the public market could be adverse to the market value of our common stock.

        In April 2006, as part of the purchase price for the acquisition of assets from Syratech, we issued to Syratech an aggregate of 439,676 Consideration Shares. 193,458 Consideration Shares were issued directly to Syratech and 246,218 Consideration Shares are being held in escrow by the escrow agent appointed pursuant to the asset purchase agreement as a holdback to cover working capital adjustments and indemnity claims. Pursuant to the terms of the asset purchase agreement, we agreed to file a registration statement for the registration of the Consideration Shares for public sale by Syratech. Filing the registration statement for the Consideration Shares could be adverse to the market value of our common stock.

        In June 2006, we completed the private placement of $75 million principal amount of 4.75% Convertible Senior Notes due 2011 pursuant to Rule 144A under the Securities Act. Noteholders may convert their Notes into shares of our common stock at an initial conversion rate of 35.7143 shares of our common stock per $1,000 principal amount of Notes (or an aggregate of 2,678,571 shares) at any time prior to the close of business on the business day prior to the maturity date. We have agreed to file the registration statement of which this prospectus is a part with the Securities and Exchange Commission, at our expense, covering resales of the Notes and of common stock issuable upon conversion of the Notes. While the registration statement of which this prospectus is a part is effective, the Noteholders may convert their Notes into shares of our common stock and subsequently publicly sell their shares, which could be adverse to the market value of our common stock.

        Consummating additional acquisitions could require us to raise additional funds through additional equity or debt financing. Additional equity financing could depress the market price of our common stock and additional debt financing could require us to accept covenants that limit our ability to continue to pay dividends.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include information concerning our plans, objectives, goals, strategies, future events, future revenues, performance, financing needs and other information that is not historical information. When used in this prospectus, the words “estimates,” “expects,” “anticipates,” “plans,” “intends,” “believes” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, our examination of historical operating trends, are based upon our current expectations and various assumptions. We believe there is a reasonable basis for our expectations and assumptions, but we cannot assure Noteholders that we will realize our expectations or that our assumptions will prove correct.

        There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus. Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in this prospectus, including under the heading “Risk Factors.” As described in this prospectus, such risks, uncertainties and other important factors include, among others:

•	our relationship with key customers;

•	our relationship with key licensors;

•	our dependence on foreign sources of supply and foreign manufacturing;

•	the level of competition in our industry;

•	changes in demand for our products and the success of new products;

•	changes in general economic and business conditions which could affect customer payment practices or consumer spending;

•	industry trends;

•	increases in costs relating to manufacturing and transportation of products;

•	the seasonal nature of our business;

•	departure of key personnel;

•	the timing of orders received from customers;

•	fluctuations in costs of raw materials;

•	encroachments on our intellectual property;

•	product liability claims or product recalls;

•	the increased size of our direct-to-consumer retail business; and

•	future acquisitions and integration of acquired businesses.

        There may be other factors that may cause our actual results to differ materially from the forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus and in our other filings with the SEC. Except as may be required by law, we undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

        The Selling Securityholders will receive all of the proceeds from the sale of the Notes or the common stock, as the case may be, offered by this prospectus. We will not receive any of the proceeds from the sale of the Notes or the shares of common stock by the Selling Securityholders, but have agreed to bear certain expenses associated with registering such securities under federal and state securities laws. We are registering the securities for sale to provide the Selling Securityholders with freely tradeable securities, but the registration of such securities does not necessarily mean that any of such securities will be offered or sold by the Selling Securityholders.

SELLING SECURITYHOLDERS

        We originally issued the Notes in a private placement in June 2006. The Notes were resold by the initial purchasers to persons they reasonably believed to be qualified institutional buyers within the meaning of Rule 144A under the Securities Act in transactions exempt from registration under the Securities Act. The Notes and the shares of common stock issuable upon conversion of the Notes that may be offered pursuant to this prospectus will be offered by the Selling Securityholders, which includes their transferees, distributees, pledgees or donees or their successors. The following table sets forth certain information we have received as of October 31, 2006, concerning the principal amount of Notes beneficially owned by each Selling Securityholder and the number of conversion shares that may be offered from time to time pursuant to this prospectus.

        The number of conversion shares shown in the table below assumes conversion of the full amount of Notes held by each Selling Securityholder at the initial conversion rate of 35.7143 shares per $1,000 principal amount at maturity of Notes. This conversion rate is subject to certain adjustments. Accordingly, the number of shares of common stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the indenture governing the Notes, fractional shares will not be issued upon conversion of the Notes. Cash will be paid instead of fractional shares, if any.

					Common Stock Owned Upon Completion of the Offering
Name	Principal Amount of Notes Beneficially Owned and Offered	Percentage of Notes Outstanding	Shares of Common Stock Beneficially Owned Before Offering(1)	Conversion Shares of Common Stock Offered	Number of Shares	Percentage(2)
Advent Convertible Master Fund LP (5)	1,803,000		__	64,392	64,392

Citadel Equity Fund Ltd. (3)(6)	11,000,000		__	392,857	392,857

Citigroup Global Markets Inc. (4)(7)	4,000,000		__	142,857	142,857

CQS Convertible and Quantitative
Strategies Master Fund Limited (8)	2,000,000		__	71,428	71,428

CNH CA Master Account LP (9)	1,000,000		__	35,714	35,714

Deutsche Bank AG, London (3)(10)	15,500,000		__	553,571	553,571

Grace Convertible Arbitrage Fund, Ltd. (11)	2,000,000		__	71,428	71,428

HBK Master Fund L.P. (3)(12)	9,000,000		__	321,428	321,428

HFR Convertible Arbitrage (13)	126,000		__	4,500	4,500

Highbridge International LLC (14)	10,000,000		__	357,143	357,143

Lyxor Convertible Arbitrage Fund (15)	71,000		__	2,535	2,535

The Northwestern Mutual Life
Insurance Company (3)(16)	6,000,000		__	214,285	214,285

Radcliffe SPC, Ltd. (17)	1,500,000		__	53,571	53,571

Sage Capital Management, LLC (18)	500,000		__	17,857	17,857

Satellite Convertible
Arbitrage Master Fund LLC (19)	7,500,000		__	267,857	267,857

Vicis Capital Master Fund (20)	2,000,000		__	71,428	71,428

Wolverine Convertible
Arbitrage Funds Limited	4,500,000		__	160,714	160,714

Total	$75,000,000**	100%		2,678,571**	2,678,571**	__%

*	Less than 1%.

**	The maximum principal amount of Notes and underlying shares of common stock that may be sold by Selling Securityholders pursuant to the prospectus forming part of this Registration Statement, as declared effective by the Securities and Exchange Commission under the Securities Act may not exceed $75,000,000 and 2,678,571 shares of common stock issuable upon conversion thereof. The sum of the principal amount of securities beneficially owned by Selling Securityholders that have been included in this Registration Statement relating to the Notes and the underlying common stock may actually be more than $75,000,000 and 2,678,571, respectively, as a result of the Selling Securityholders identified above having sold, transferred or otherwise disposed of some or all of their Notes since the date on which the information in the preceding table is presented in transactions exempt from the registration requirements of the Securities Act without informing us of such sale(s). If, pursuant to the indenture governing the Notes, the number of shares into which the Notes may be converted increases, we will file a post-effective amendment to the registration statement of which this prospectus is a part in order to register such additional shares.

(1)	Figures in this column do not include the shares of common stock issuable upon conversion of the Notes listed in the column to the right.

(2)

We calculated the percentage of common stock outstanding for each Selling Securityholder pursuant to Rule 13d-3(d)(i) of the Exchange Act using 13,482,305 shares of common stock outstanding as of December 18, 2006. In calculating the amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular Selling Securityholder’s Notes. We did not, however, assume the conversion of any other Selling Securityholder’s Notes in such calculation.

(3)

This Selling Securityholder has identified itself to us as an affiliate of a broker-dealer. See “Plan of Distribution” for additional information. This Selling Securityholder has represented to us that that it purchased the Notes in the ordinary course of business, and at the time of such purchase had no agreements or understandings, directly or indirectly, with any person to distribute the Notes or the shares of common stock issuable upon conversion of the Notes.

(4)	This Selling Securityholder has identified itself to us as a broker-dealer registered under Section 15 of the Exchange Act. See “Plan of Distribution” for additional information.

(5)	Tracy Maitland has voting and investment control of the securities held by Advent Convertible Master Fund LP.

(6)

Citadel Limited Partnership is the trading manager of Citadel Equity Fund Ltd. and consequently has investment discretion over securities held by Citadel Equity Fund Ltd. Citadel Investment Group, L.L.C. controls Citadel Limited Partnership. Kenneth C. Griffin controls Citadel Investment Group, L.L.C. and therefore has ultimate investment discretion over securities held by Citadel Equity Fund Ltd. Citadel Limited Partnership, Citadel Investment Group, L.L.C., and Mr. Griffin each disclaim beneficial ownership of the securities held by Citadel Equity Fund Ltd.

(7)

Citigroup Global Markets Inc. is a wholly owned subsidiary of Citigroup, Inc., which is a publicly held entity. Citigroup Global Markets Inc. acted as the sole bookrunner in connection with the private placement of the securities.

(8)

Alan Smith, Blair Gauld, Dennis Hunter, Karla Bodden and Jim Rogers are directors of CQS Convertible and Quantitative Strategies Master Fund Limited and as such, have voting and investment control of the securities held by CQS Convertible and Quantitative Strategies Master Fund Limited.

(9)

CNH Partners, LLC is Investment Advisor of CNH CA Master Account, LP and has sole voting and dispositive power over the securities held by CNH CA Master Account, LP. Robert Krail, Mark Mitchell and Todd Pulvino are each investment principals for CNH Partners, LLC.

(10)

Patrick Corrigan has voting control and investment control with respect to the securities held by Deutsche Bank AG, London. The address of Deutsche Bank AG, London is c/o Deutsche Bank Securities, Inc., 1251 6th Ave., 26th Floor, New York, New York 10020.

(11)	Michael Brailov has voting and investment control of the securities held by Grace Convertible Arbitrage Fund, Ltd.

(12)

HBK Master Fund L.P. has indicated to us that HBK Investments L.P. may be deemed to have sole voting and sole dispositive power over the securities held by HBK Master Fund L.P. pursuant to an Investment Management Agreement between HBK Investments L.P. and HBK Master Fund L.P. Additionally, the following individuals may be deemed to have control over HBK Investments L.P.: Kenneth M. Hirsh, Laurence H. Lebowitz, William E. Rose, David C. Haley and Jamiel A. Akhtar.

(13)	Tracy Maitland has voting and investment control of the securities held by HFR Convertible Arbitrage.

(14)

Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and consequently has voting control and investment discretion over the securities held by Highbridge International LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge International LLC.

(15)	Tracy Maitland has voting and investment control of the securities held by Lyxor Convertible Arbitrage Fund.

(16)

Northwestern Investment Management Company, LLC is one of the investment advisers to The Northwestern Mutual Life Insurance Company and is the investment adviser for The Northwestern Mutual Life Insurance Company with respect to the securities. Northwestern Investment Management Company, LLC therefore may be deemed to be an indirect beneficial owner with shared voting power and investment power with respect to the securities. Jerome R. Baier is a portfolio manager for Northwestern Investment Management Company, LLC, and manages the portfolio which holds the securities and therefore may be deemed to be an indirect beneficial owner with shared voting power and investment power with respect to the securities. Pursuant to Rule 13d-4 under the Exchange Act, the immediately preceding sentence shall not be construed as an admission that Mr. Baier is, for the purposes of section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the securities. The Northwestern Mutual Life Insurance Company is not a registered broker-dealer, but is affiliated with the following registered broker-dealers: Northwestern Mutual Investment Services, LLC, Frank Russell Capital, Inc., Frank Russell Securities, Inc. and Russell Fund Distributors, Inc.

(17)

Pursuant to an investment management agreement, RG Capital Management, L.P. serves as the investment manager of Radcliffe SPC, Ltd’s Class A Convertible Crossover Segregated Portfolio. RGC Management Company, LLC is the general partner of RG Capital Management, L.P. Steve Katznelson and Gerald Stahlecker serve as the managing members of RGC Management Company, LLC. Each of RG Capital Management, L.P., RGC Management Company, LLC, and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio.

(18)	Peter deLisser, as managing member of Sage Capital Management, LLC, has voting and investment control of the securities held by Sage Capital Management, LLC.

(19)

The discretionary investment manager of Satellite Convertible Arbitrage Master Fund LLC is Satellite Asset Management, L.P. The controlling entity of Satellite Asset Management, L.P. is Satellite Fund Management, LLC. The managing members of Satellite Fund Management, LLC are Lief Rosenblatt, Mark Sonnino and Gabe Nechamkin. Each of Satellite Asset Management, L.P., Satellite Fund Management, LLC, Lief Rosenblatt, Mark Sonnino and Gabe Nechamkin disclaims beneficial ownership of the securities.

(20)	John Succo, Shad Stastney and Sky Lucas have voting and investment control of the securities held by Vicis Capital Master Fund.

        The preceding table has been prepared based upon the information furnished to us as of October 31, 2006 by the Selling Securityholders named above. The Selling Securityholders identified above may have sold, transferred or otherwise disposed of some or all of their Notes since the date on which the information in the preceding table is presented in transactions exempt from the registration requirements of the Securities Act. Information concerning the Selling Securityholders may change from time to time and, if necessary, we will supplement this prospectus accordingly. We cannot give an estimate as to the amount of the Notes or number of conversion shares that will be held by the Selling Securityholders upon the termination of this offering because the Selling Securityholders may offer some or all of their Notes or conversion shares pursuant to the offering contemplated by this prospectus. See “Plan of Distribution.”

        None of the Selling Securityholders, nor any of their affiliates, officers, directors or principal equity holders has held any position of office or has had any material relationship with us or our affiliates within the past three years, except that Citigroup Global Markets Inc. was an initial purchaser in the private placement in which the Notes were initially issued and the sole bookrunner in subsequent resales.

DESCRIPTION OF NOTES

        The Notes were issued under an indenture dated as of June 27, 2006 between us and HSBC Bank USA, National Association, as trustee. The Notes and the shares of common stock issuable upon conversion of the Notes are covered by a registration rights agreement between us and the initial purchaser. Noteholders may request copies of the indenture, the Notes and the registration rights agreement from the trustee. We have summarized the material portions of the indenture and the registration rights agreement below. This summary is not complete and is subject to, and qualified by reference to, all of the provisions of the indenture, the Notes and the registration rights agreement. We urge all Noteholders to read the indenture and the registration rights agreement because these documents define their rights as a Noteholder. In this section, “we,” “our” and “us” each refers only to Lifetime Brands,Inc. and not to any existing or future subsidiary.

General

        The Notes are our general unsecured and unsubordinated (except with respect to our debt to the extent secured by our assets) obligations and are convertible into our common stock as described under “—Conversion Rights” below. The Notes are limited initially to an aggregate principal amount of $75,000,000 and will mature on July 15, 2011, unless earlier converted or repurchased.

        The Notes bear interest at the rate of 4.75% per year on the principal amount from the date of original issuance of the Notes, or from the most recent date to which interest had been paid or provided for. Interest is payable semi-annually in arrears on January 15 and July 15 of each year, commencing January 15, 2007, to Noteholders of record at the close of business on the preceding January 1 and July 1, respectively. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. In the event of the maturity, conversion or repurchase by us at the option of the Noteholder, interest ceases to accrue on the Note under the terms of and subject to the conditions of the indenture.

        Principal is payable, and Notes may be presented for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York, New York, which is initially the office or agency of the trustee in New York, New York. See “—Form, Denomination and Registration.” If a Noteholder converts Notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our common stock upon the conversion (except for any taxes with respect to cash paid in lieu of fractional shares) unless the tax is due because the Noteholder requests the shares to be issued or delivered to a person other than the Noteholder, in which case the Noteholder will pay that tax.

        The indenture does not contain any financial covenants or any restrictions on the payment of dividends, the making of investments, the incurrence of indebtedness, the granting of liens or mortgages, or the issuance or repurchase of securities by us. The indenture does not contain any covenants or other provisions to protect Noteholders in the event of a highly leveraged transaction or a fundamental change, except to the extent described under “—Conversion Rights—Make Whole Amount” and “—Fundamental Change Requires Us to Repurchase Notes at the Option of the Noteholder” below. The Notes are not and will not be obligations of, or guaranteed by, any of our existing or future subsidiaries.

        We may, without the consent of the Noteholders, reopen the indenture and issue additional Notes under the indenture with the same terms and with the same CUSIP number as the Notes offered hereby in an unlimited aggregate principal amount, provided that no such additional Notes may be issued unless fungible with the Notes offered hereby for U.S. federal income tax purposes. We may also from time to time repurchase the Notes in open market purchases or negotiated transactions without prior notice to Noteholders.

        The Notes are not subject to a sinking fund provision and are not subject to defeasance or covenant defeasance under the indenture.

Ranking

        The Notes are our general unsecured obligations and rank senior in right of payment to all of our existing and future indebtedness that is expressly subordinated in right of payment to the Notes. The Notes rank equally in right of payment with all of our existing and future liabilities that are not so subordinated. The Notes effectively rank junior to any of our secured indebtedness, to the extent of the assets securing such indebtedness, and are structurally subordinated to all liabilities of our subsidiaries. In the event of bankruptcy, liquidation, reorganization or other winding up of our company, our assets that secure secured indebtedness will be available to pay obligations on the Notes only after all such secured indebtedness has been repaid in full from such assets. We advise Noteholders that there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. As of December 18, 2006, we had $4.0 million of letters of credit, $26.4 million of short-term borrowings and $5.0 million of long-term debt that would be pari passu with the Notes, all of which was secured indebtedness outstanding under our Credit Facility.

Conversion Rights

General

        Unless the Notes are previously repurchased, Noteholders may convert their Notes into shares of our common stock at an initial conversion rate of 35.7143 shares of our common stock per $1,000 principal amount of Notes at any time prior to the close of business on the business day prior to the maturity date. The conversion rate is equivalent to an initial conversion price of $28.00 per share. Notwithstanding the foregoing, if, at the time a Noteholder tenders Notes for conversion, there exists a registration default with respect to the common stock, as defined below under ” —Registration Rights of Noteholders,” we will increase the conversion rate by 3% in lieu of paying any liquidated damages on the shares issuable upon conversion. In addition, as described below under “—Settlement Upon Conversion,” we may choose to deliver either shares of our common stock, cash or a combination of cash and shares of our common stock upon conversion of the Notes.

        The conversion rate (including any adjustments as described below under “—Make Whole Amount” and “—Registration Rights”) and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as set forth in ” —Conversion Rate Adjustments” below. A Noteholder may convert fewer than all of such Noteholder ‘s Notes so long as the Notes converted are a multiple of $1,000 principal amount.

        Upon conversion of a Note, a Noteholder will not receive any cash payment of interest (unless such conversion occurs between a regular record date and the interest payment date to which it relates) and we will not adjust the conversion rate to account for accrued and unpaid interest. We are not required to issue fractional shares of common stock upon conversion of Notes and, in lieu of fractional shares, we will make a cash payment based upon the last reported sale price of the common stock on the last trading day prior to the date of conversion. Our delivery to the Noteholder of the full number of shares of our common stock into which the Note is convertible and cash in lieu of any fractional shares will satisfy our obligation with respect to such Note. Accordingly, any accrued but unpaid interest will be deemed to be paid in full upon conversion, rather than cancelled, extinguished or forfeited.

        Noteholders at the close of business on a regular record date will receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such Notes at any time after the close of business on the applicable regular record date. Notes surrendered for conversion by a Noteholder after the close of business on any regular record date but prior to the next interest payment date must be accompanied by payment of an amount equal to the interest that the Noteholder is to receive on the Notes; provided, however, that no such payment need be made (1) if we have specified a repurchase date following a fundamental change that is after a record date and on or prior to the next interest payment date, (2) only to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such Note or (3) the Notes are surrendered for conversion on or after July 1, 2011. No other payments or adjustments for interest, or any dividends with respect to our common stock, will be made upon conversion.

        Holders of our common stock issued upon conversion will not be entitled to receive any dividends payable to holders of our common stock as of any record time or date before we deliver shares of common stock to Noteholders upon conversion of their Notes.

        If a Noteholder wishes to exercise its conversion right, such Noteholder must deliver an irrevocable duly completed conversion notice, together, if the Notes are in certificated form, with the certificated security, to the conversion agent along with appropriate endorsements and transfer documents, if required, and pay any interest and transfer or similar tax, in each case, if required. We refer to the date a Noteholder satisfies these requirements as the “conversion date.” The conversion agent will, on the Noteholder’s behalf, convert the Notes into shares of our common stock. Noteholders may obtain copies of the required form of the conversion notice from the conversion agent.

        If a Noteholder has already delivered a repurchase notice as described under “—Fundamental Change Requires Us to Repurchase Notes at the Option of the Noteholder” with respect to a Note, however, the Noteholder may not surrender that Note for conversion until the Noteholder has withdrawn the repurchase notice in accordance with the indenture.

        A certificate, or a book-entry transfer through The Depository Trust Company, New York, New York, or DTC, for the number of full shares of our common stock into which any Notes are converted, together with a cash payment for any fractional shares, will be delivered through the conversion agent as soon as practicable, but no later than the third business day, following the conversion date. The trustee will initially act as the conversion agent.

Settlement Upon Conversion

        Except to the extent we have irrevocably elected to make a cash payment of principal upon conversion as described below, we may elect to deliver either shares of our common stock, cash or a combination of cash and shares of our common stock in satisfaction of our obligations upon conversion of Notes.

        Except to the extent we have irrevocably elected to make a cash payment of principal upon conversion, we will inform the Noteholders through the trustee of the method we choose to satisfy our obligation upon conversion:

•	in respect of Notes to be converted during the period beginning 25 trading days preceding the maturity date and ending one trading day preceding the maturity date, 26 trading days preceding the maturity date; and

•	in all other cases, no later than two trading days following the conversion date.

If we choose to satisfy any portion of our conversion obligation by delivering cash, the portion to be satisfied by the delivery of cash will be a fixed dollar amount that we specify. We will treat all Noteholders converting on the same trading day in the same manner. We will not, however, have any obligation to satisfy our conversion obligations arising on different trading days in the same manner. That is, we may choose on one trading day to satisfy our conversion obligation by delivering shares of our common stock only and choose on another trading day to satisfy our conversion obligation by delivering cash or a combination of cash and shares of our common stock. We may also choose to satisfy our conversion obligation for different combinations of cash and shares of our common stock on different trading days.

        Noteholders may exercise conversion rights at any time prior to the close of business on the business day prior to the final maturity date of the Notes. If we elect to satisfy any portion of our conversion obligation in cash (other than cash in lieu of fractional shares, if applicable), Noteholders may retract their conversion notice at any time during the two trading-day period beginning on the trading day after we have notified the trustee and the Noteholders of our method of settlement. We refer to this period as the “conversion retraction period,” and we refer to the last trading day in the conversion retraction period as the “retraction date.” However, a Noteholder cannot retract its conversion notice if:

•	we irrevocably elected to make a cash payment of principal upon conversion before such Noteholder delivered its conversion notice;

•	a Noteholder is converting its Notes during the period beginning 25 trading days preceding the maturity date and ending one trading day preceding the maturity date; or

•	we do not elect to satisfy any portion of our conversion obligation in cash.

        Settlement in shares of our common stock only will occur as soon as reasonably practicable after the third trading day following the conversion date. Settlement in cash or cash and shares of our common stock will occur on the third trading day following the final trading day of the conversion period (as defined below).

        The settlement amount will be computed as follows:

(1)	If we elect to satisfy the entire conversion obligation in common stock, we will deliver to the Noteholder for each $1,000 principal amount of Notes converted a number of shares of our common stock equal to the conversion rate then in effect (plus cash in lieu of fractional shares, if applicable).

(2)	If we elect to satisfy the entire conversion obligation in cash, we will deliver to the Noteholder for each $1,000 principal amount of Notes converted cash in an amount equal to the conversion value.

(3)	If we elect to satisfy the conversion obligation in a combination of cash and common stock, we will deliver to the Noteholder:

•	an amount in cash equal to the dollar amount per share of the Note to be converted specified in the notice regarding our chosen method of settlement (which we refer to as the “specified dollar amount”); and

•	a number of whole shares for each Note to be converted equal to the sum of the daily share amounts for each of the trading days in the conversion period (provided that we will deliver cash in lieu of fractional shares).

        The “conversion period” means, in respect of a conversion date, the 20 consecutive trading day period beginning on the trading day following the retraction date.

        The “conversion value” per Note will be an amount equal to the sum of the daily conversion value amounts, as defined below, for each of the trading days in the conversion period.

        The “daily conversion value amount” means, for each trading day of the conversion period and for each Note, the amount equal to the last reported sale price of our common stock on such trading day multiplied by the conversion rate in effect on such trading day divided by 20.

        The “daily share amount” means, for each trading day of the conversion period and for each Note, a number of shares (but in no event less than zero) determined by the following formula:

(last reported sale price on such trading dayxapplicable conversion rate) - specified dollar amount last reported sale price on such trading day x 20

        The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported by the NASDAQ Global Market or, if our common stock is not listed on the NASDAQ Global Market, as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded. If our common stock is not reported by the NASDAQ Global Market or otherwise listed for trading on a United States national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the Pink Sheets LLC or similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and asked prices of our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose, or, if such prices are not available, the market value of our common stock on the relevant date as determined by a nationally recognized independent investment banking firm selected by us for this purpose.

        If an event requiring an anti-dilution adjustment occurs subsequent to any trading day and prior to delivery of the daily share amount for such share upon settlement, such daily share amount will be appropriately adjusted.

Our Right to Irrevocably Elect Cash Payment of Principal Upon Conversion

        At any time on or prior to the 26th trading day preceding the maturity date, we may irrevocably elect to satisfy in cash our conversion obligation with respect to the principal amount of the Notes to be converted after the date of such election, with any remaining amount to be satisfied in shares of our common stock. This election would be in our sole discretion without the consent of the Noteholders. If we make this election, we will notify the trustee and the Noteholders at their addresses shown in the register of the registrar.

        The settlement amount will be computed as described under clause (3) above, using the lesser of (i) $1,000 or (ii) the conversion value as the fixed dollar amount per $1,000 principal amount of Notes of the conversion obligation to be satisfied in cash.

Make Whole Amount

        If:

•	the effective date or anticipated effective date of a transaction described in clause (2) of the definition of change of control (as set forth under “—Fundamental Change Requires Us to Repurchase Notes at the Option of the Noteholder”) occurs on or prior to the maturity date of the Notes, and a Noteholder elects to convert its Notes during the period commencing 30 days prior to the anticipated effective date of such transaction and ending 30 days following the actual effective date of such transaction (but in any event prior to the close of business on the business day prior to the maturity date); or

•	the effective date of a termination of trading (as defined under “—Fundamental Change Requires Us to Repurchase Notes at the Option of the Noteholder”) occurs on or prior to the maturity date of the Notes, and a Noteholder elects to convert its Notes during the period commencing on such effective date and ending 30 days following the actual effective date (but in any event prior to the close of business on the business day prior to the maturity date);

        then, in each case, we will increase the applicable conversion rate for the Notes surrendered for conversion by a number of additional shares of common stock (which we refer to as the “additional shares”), as described below. We will notify Noteholders of any such make-whole event and the anticipated effective date and issue a press release no later than 35days prior to such transaction’s anticipated effective date, unless such make-whole event is a termination of trading, in which case we will notify Noteholders and issue a press release no later than five days following the effective date of such make-whole event.

        The number of additional shares will be determined by reference to the table below and is based on the conversion date and the sale price of our common stock, or the reference property, as applicable, on the conversion date (which we refer to as the “stock price”). The stock prices set forth in the first row of the table (i.e., the column headers), will be adjusted as of any date on which the conversion rate of the Notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to such adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares to be added to the conversion rate will be subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

        The following table sets forth the number of additional shares per $1,000 principal amount of Notes:

Conversion Date	Stock Price
	$22.32	$25.00	$28.00	$31.00	$35.00	$40.00	$45.00	$50.00	$55.00	$65.00
December 18, 2006	9.0886	6.7450	4.9240	3.6632	2.5381	1.6728	1.1540	0.8289	0.6193	0.3890
July 15, 2007	9.0658	6.5648	4.6547	3.3568	2.2247	1.3842	0.9030	0.6180	0.4421	0.2609
July 15, 2008	9.0180	6.3098	4.2752	2.9315	1.8093	1.0284	0.6146	0.3890	0.2606	0.1483
July 15, 2009	8.8875	5.9265	3.7566	2.4019	1.3109	0.6187	0.3124	0.1749	0.1104	0.0590
July 15, 2010	8.7075	5.2938	2.8917	1.5040	0.5837	0.1742	0.0508	0.0179	0.0102	0.0076
July 14, 2011	9.0886	4.2857	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

        The exact stock price and conversion date may not be set forth on the table, in which case:

•	if the stock price is between two stock prices in the table or the conversion date is between two conversion dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the two conversion dates, as applicable, based on a 365-day year;

•	if the stock price is in excess of $65.00per share, subject to adjustment, we will not increase the conversion rate by any additional shares; and

•	if the stock price is less than $22.32per share, subject to adjustment, we will not increase the conversion rate by any additional shares.

        Notwithstanding the foregoing, in no event will the total number of shares issuable upon conversion of a Note exceed 44.8028 per $1,000 principal amount of Notes, subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

Settlement of Conversions in a Fundamental Change

        As described below under “—Conversion Rate Adjustments,” upon effectiveness of any fundamental change, the Notes will be convertible into the kind and amount of shares or stock, other securities or other property or assets (including cash or any combination thereof) that a Noteholder of a number of shares of common stock equal to the applicable conversion rate prior to such transaction would have owned or been entitled to receive (which we refer to as the “reference property”) (to the extent that we elect to settle any conversion hereunder by delivering solely shares of our common stock), cash or a combination of cash and reference property, as applicable (if we elect to deliver cash to converting Noteholders in respect of some or all of our conversion obligation or if we have irrevocably elected to make a cash payment of principal upon conversion).

        If, as described above under “—Make Whole Amount,” we are required to increase the conversion rate by the additional shares as a result of the fundamental change, and we do not elect to deliver cash to settle any portion of our conversion obligation, and we have not irrevocably elected to make a cash payment of principal upon conversion, Notes surrendered for conversion will be settled as follows:

•	If the date on which Notes are surrendered for conversion is prior to the third trading day preceding the effective date of the fundamental change (which we refer to as the “cut-off date”), we will settle such conversion by delivering the number of shares of our common stock (based on the conversion rate without regard to the number of additional shares to be added to the conversion rate as described above) on the third trading day immediately following the cut-off date. In addition, as soon as practicable following the effective date of the fundamental change (but in any event within three trading days of such effective date), we will deliver the number of additional shares to be added to the conversion rate as described above, if any, or the equivalent of such shares in reference property, as applicable.

•	If the date on which Notes are surrendered for conversion is on or following the cut-off date, we will settle such conversion (based on the conversion rate as increased by the additional shares described above) on the third trading day immediately following the conversion date by delivering the number of shares of our common stock (based on the conversion rate without regard to the number of additional shares to be added to the conversion rate as described above) plus the number of additional shares to be added to the conversion rate as described above, if any, or the equivalent of such shares in reference property, as applicable.

        If we are required to increase the conversion rate by the additional shares as a result of the fundamental change, and we elect to deliver cash in respect of all or a portion or our conversion obligation or we have irrevocably elected to make a cash payment of principal upon conversion, Notes surrendered for conversion will be settled as follows:

•	If the last day of the applicable conversion period related to Notes surrendered for conversion is prior to the cut-off date, we will settle such conversion as described under “—Settlement Upon Conversion” above by delivering the amount of cash and the number of shares of our common stock, if any (based on the conversion rate without regard to the number of additional shares to be added to the conversion rate as described above), on the third trading day immediately following the last day of the applicable conversion period. In addition, as soon as practicable following the effective date of the fundamental change (but in any event within three trading days of such effective date), we will deliver the increase in such amount of cash and the number of additional shares (or the equivalent in reference property, if applicable), if any, as if the conversion rate had been increased by such number of additional shares during the related conversion period (and based upon the related conversion value). If such increased amount results in an increase to the amount of cash to be paid to Noteholders, we will pay such increase in cash, and if such increased settlement amount results in an increase to the number of shares of our common stock to be paid to Noteholders, we will deliver such increase by delivering shares of our common stock (or, if applicable, reference property based on such increased number of shares).

•	If the last day of the applicable conversion period related to Notes surrendered for conversion is on or following the cut-off date, we will settle such conversion as described under “—Settlement Upon Conversion” above (based on the conversion rate as increased by the additional shares described above) on the later to occur of (i) the effective date of the transaction and (ii) the third trading day immediately following the last day of the applicable conversion period.

Conversion Rate Adjustments

        The initial conversion rate will be adjusted for certain events, as described below, except that we will not make any adjustments to the conversion rate if Noteholders participate, as a result of holding the Notes, in any of the transactions described below without having to convert their Notes:

(1)     the issuance of our common stock as a dividend or distribution on our common stock, or if we effect a stock split or stock combination, in which event the conversion rate will be adjusted based on the following formula:

OS1
CR1 = CR0 x	OS0

        where,

CR0	=	the conversion rate in effect at the close of business on the ex-dividend date
CR1	=	the conversion rate in effect immediately after the ex-dividend date
OS0	=	the number of shares of our common stock outstanding at the close of business on the ex-dividend date
OS1	=	the number of shares of our common stock outstanding immediately after such event

(2)     the issuance to all holders of our common stock of certain rights or warrants to purchase our common stock for a period expiring 45 calendar days or less from the date of issuance of such rights or warrants at less than the current market price of our common stock on the business day immediately preceding the announcement of such issuance, in which event the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration):

OS0 + X
CR1 = CR0 x	OS0 + Y

        where,

CR0	=	the conversion rate in effect at the close of business on the ex-dividend date
CR1	=	the conversion rate in effect immediately after the ex-dividend date
OS0	=	the number of shares of our common stock outstanding at the close of business on the ex-dividend date
X	=	the total number of shares of our common stock issuable pursuant to such rights
Y	=	the number of shares of our common stock equal to the aggregate price payable to exercise such rights divided by the average of the last reported sale prices of our common stock for the ten consecutive trading days prior to the business day immediately preceding the announcement of the issuance of such rights

(3)     the dividend or other distribution to all holders of our common stock of shares of our capital stock (other than common stock) or evidences of our indebtedness or our assets to all holders of our common stock (excluding (A)any dividend, distribution or issuance covered by clause (1) or (2) above and (B) any dividend or distribution paid exclusively in cash), in which event the conversion rate will be adjusted based on the following formula:

SP0
CR1 = CR0 x	SP0 - FMV

where,

CR0	=	the conversion rate in effect at the close of business on the ex-dividend date
CR1	=	the conversion rate in effect immediately after the ex-dividend date
SP0	=	the current market price
FMV	=	the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution

        With respect to an adjustment pursuant to this clause (3), where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the following formula:

FMV0 + MP0
CR1 = CR0 x	MP0

        where,

CR0	=	the conversion rate in effect at the close of business on the ex-dividend date
CR1	=	the conversion rate in effect immediately after the ex-dividend date
FMV0	=	the average of the sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the 10 trading days commencing on and including the fifth trading day after the ex-dividend date
MP0	=	the average of the last reported sale prices of our common stock over the 10 trading days commencing on and including the fifth trading day after the ex-dividend date

(4)     dividends or other distributions consisting exclusively of cash to all holders of our common stock (excluding quarterly cash dividends on our common stock to the extent the aggregate cash dividend per share of common stock in any fiscal quarter does not exceed $0.0625 (which we refer to as the “dividend threshold amount”)), in which event the conversion rate will be adjusted based on the following formula:

SP0
CR1 = CR0 x	SP0 - C

        where,

CR0	=	the conversion rate in effect at the close of business on the ex-dividend date
CR1	=	the conversion rate in effect immediately after the ex-dividend date
SP0	=	the current market price
C	=	the amount in cash per share we distribute to holders of our common stock that is in excess of the dividend threshold amount (and for which no adjustment has been made)

        For purposes of this clause (4), the dividend threshold amount is subject to adjustment in a manner inversely proportionate to adjustments made to the conversion rate (other than for adjustments due to cash dividends).

(5)     we or one or more of our subsidiaries make purchases of our common stock pursuant to a tender offer or exchange offer by us or one of our subsidiaries for our common stock to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the current market price per share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (which we refer to as the “expiration date”), in which event the conversion rate will be adjusted based on the following formula:

FMV + (SP1 x OS1)
CR1 = CR0 x	OS0 x SP1

        where,

CR0	=	the conversion rate in effect on the expiration date
CR1	=	the conversion rate in effect immediately after the expiration date
FMV	=	the fair market value (as determined by our board of directors) of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the expiration date (which we refer to as the "purchased shares")
OS1	=	the number of shares of our common stock outstanding immediately after the expiration date less any purchased shares
OS0	=	the number of shares of our common stock outstanding immediately after the expiration date, including any purchased shares
SP1	=	the last reported sale price of our common stock on the trading day next succeeding the expiration date

(6)     Someone other than us or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer in which, as of the expiration date, our board of directors is not recommending rejection of the offer, in which event the conversion rate will be adjusted based on the following formula:

FMV + (SP1 x OS1)
CR1 = CR0 x	OS0 x SP1

        where,

CR0	=	the conversion rate in effect on the expiration date
CR1	=	the conversion rate in effect immediately after the expiration date
FMV	=	the fair market value (as determined by our board of directors) of the aggregate consideration payable to our shareholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the expiration date
OS1	=	the number of shares of our common stock outstanding immediately after the expiration date less any purchased shares
OS0	=	the number of shares of our common stock outstanding immediately after the expiration date, including any purchased shares
SP1	=	the last reported sale price of our common stock on the trading day next succeeding the expiration date

        The adjustment referred to in this clause (6) will only be made if:

•	the tender offer or exchange offer is for an amount that increases the offeror’s ownership of common stock to more than 25% of the total shares of common stock outstanding; and

•	the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

        However, the adjustment referred to in this clause(6) will generally not be made if as of the closing of the offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation or merger or a sale of the consolidated assets of us and our subsidiaries substantially as an entirety.

        “Current market price” of our common stock on any day means the average of the last reported sale price of our common stock for each of the 10 consecutive trading days ending on the earlier of the day in question and the day before the “ex-dividend date” with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution.

        To the extent that we have a shareholder rights plan in effect upon conversion of the Notes into common stock, Noteholders will receive, in addition to the common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed, to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

        Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

        We may from time to time, to the extent permitted by law and subject to applicable rules of The NASDAQ Global Market, increase the conversion rate of the Notes by any amount for any period of at least 20 calendar days. In that case we will give at least 15 calendar days’ notice of such increase. We may make such increases in the conversion rate, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

        As a result of any adjustment of the conversion rate, the Noteholders may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of common stock.

33

Recapitalizations, Reclassifications and Changes of our Common Stock

        In the case of any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination), a consolidation, merger or combination involving us, a sale, lease or other transfer to a third party of our consolidated assets substantially as an entirety, or any statutory share exchange, in each case as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at the effective time of the transaction, the right to convert a Note will be changed into a right to convert it into the kind and amount of shares or stock, other securities or other property or assets (including cash or any combination thereof) that a Noteholder of a number of shares of common stock equal to the applicable conversion rate prior to such transaction would have owned or been entitled to receive upon such transaction. In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such transaction, the reference property will be the weighted average of the forms and amount of consideration received by the holders of our common stock that affirmatively make an election. This provision does not limit the rights of the Noteholders in the event of a fundamental change, including our obligation in certain cases to increase the conversion rate by the additional number of shares in connection with a conversion of the Notes.

        If we elect to settle all or any portion of our conversion obligation in cash or if we irrevocably elect to make a cash payment of principal upon conversion, Noteholders will receive in connection with any conversion:

•	cash in an amount equal to the portion of our conversion obligation that we have elected to settle with cash (or up to the aggregate principal amount of Notes to be converted if we have irrevocably elected net share settlement upon conversion); and

•	in lieu of the shares of our common stock otherwise deliverable, if any, reference property.

        If we elect to settle any conversion in whole or in part by delivering cash in respect of our conversion obligation or if we irrevocably elect to make a cash payment of principal upon conversion, the amount of cash and any reference property a Noteholder receives will be based on the daily conversion value amounts of reference property and the applicable conversion rate, as described above.

Fundamental Change Requires Us to Repurchase Notes at the Option of the Noteholder

        If a fundamental change occurs at any time prior to maturity of the Notes, each Noteholder will have the right to require us to repurchase some or all of that Noteholder’s Notes on a repurchase date that is not less than 20 nor more than 35 business days after the date of our notice of the fundamental change. We will repurchase such Notes at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid interest (including liquated damages, if any) to but excluding the fundamental change repurchase date, unless such fundamental change repurchase date falls after a record date and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest (including liquated damages, if any) payable on such interest payment date to the Noteholder of record at the close of business on the corresponding record date. Notes will be repurchased only in integral multiples of $1,000 of principal amount (or the entire principal amount of the Notes held by the Noteholder).

        Within 15 calendar days after the occurrence of a fundamental change, we are required to give notice to all Noteholders of the occurrence of the fundamental change and of their resulting repurchase right and the fundamental change repurchase date. We must also deliver a copy of our notice to the trustee. To exercise the repurchase right, a Noteholder must deliver, on or before the fundamental change repurchase date specified in our notice, written notice to the trustee of the Noteholder’s exercise of its repurchase right, together with the Notes, including necessary endorsements, if certificated, with respect to which the right is being exercised.

        Noteholders may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The withdrawal notice must state:

•	the principal amount of the withdrawn Notes;

•	if certificated Notes have been issued, the certificate number of the withdrawn Notes (or, if a Noteholder’s Notes are not certificated, such withdrawal notice must comply with appropriate DTC procedures); and

•	the principal amount, if any, that remains subject to the repurchase notice.

        Payment of the repurchase price for a Note for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the Note, together with necessary endorsements, to the paying agent at its corporate trust office in the Borough of Manhattan, The City of New York, or any other office of the paying agent, at any time after delivery of the repurchase notice. Payment of the repurchase price for the Note will be made promptly following the later of the fundamental change repurchase date and the time of book-entry transfer or delivery of the Note. If the paying agent holds money sufficient to pay the repurchase price of the Note on the repurchase date, then, immediately after the repurchase date:

•	the Note will cease to be outstanding;

•	interest will cease to accrue; and

•	all other rights of the Noteholder will terminate, other than the right to receive the repurchase price upon delivery of the Note.

        This will be the case whether or not book-entry transfer of the Note has been made or the Note has been delivered to the paying agent.

        A “fundamental change” will be deemed to have occurred upon a change of control or a termination of trading.

        A “change of control” will be deemed to have occurred at such time after the original issuance of the Notes when the following has occurred:

        (1)        a “person” or “group” within the meaning of Section13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common stock representing more than 50% of the voting power of our common stock entitled to vote generally in the election of directors;

        (2)        consummation of any transaction or event (whether by means of a liquidation, share exchange, tender offer, consolidation, recapitalization, reclassification, merger of us or any sale, lease or other transfer of 90% or more of our consolidated assets) or a series of related transactions or events pursuant to which our common stock is exchanged for, converted into or constitutes the right to receive cash, securities or other property; or

        (3)        continuing directors (as defined below in this section) cease to constitute at least a majority of our board of directors.

        “Continuing director” means a director who either was a member of our board of directors on June 27, 2006 or who becomes a member of our board of directors subsequent to that date and whose appointment, election or nomination for election by our shareholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of the board of directors in which such individual is named as nominee for director.

        The beneficial owner shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term “person” includes any syndicate or group which would be deemed to be a “person” under Section13(d)(3) of the Exchange Act.

        A “termination of trading” will be deemed to have occurred if our common stock (or other common stock into which the Notes are then convertible) is neither listed for trading on the New York Stock Exchange nor approved for trading on the NASDAQ Global Market.

        Rule 13e-4 under the Exchange Act, as amended, requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to Noteholders. We will comply with this rule to the extent applicable at that time. We may, to the extent permitted by applicable law, at any time purchase the Notes in the open market or by tender at any price or by private agreement. Any Note so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any Notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

        The foregoing provisions would not necessarily protect Noteholders if highly leveraged or other transactions involving us occur that may adversely affect Noteholders. Our ability to repurchase Notes upon the occurrence of a fundamental change is subject to important limitations. Under certain circumstances, a fundamental change will constitute an event of default under the Credit Facility, thereby potentially limiting the financial resources we have to satisfy any cash obligations in respect of the Notes and also resulting in an event of default with respect to the Notes. In addition, any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting repurchase of the Notes under certain circumstances, or expressly prohibit our repurchase of the Notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from repurchasing Notes, we could seek the consent of our lenders to repurchase the Notes or attempt to refinance this debt.

        If we do not obtain consent, we would not be permitted to repurchase the Notes. Our failure to repurchase tendered Notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness. No Notes may be repurchased by us at the option of the Noteholders upon a fundamental change if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

        The fundamental change repurchase feature of the Notes may in certain circumstances make it more difficult or discourage a takeover of our company. The fundamental change repurchase feature, however, is not the result of our knowledge of any specific effort to accumulate shares of our common stock, to obtain control of us by means of a merger, tender offer solicitation or otherwise, or by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is a standard term contained in securities similar to the Notes, is limited to specified transactions and may not include other events that might adversely affect our financial condition or results of operations.

Consolidation, Merger and Sale of Assets

        We may, without the consent of the Noteholders, consolidate with, merge into or sell, lease or otherwise transfer in one transaction or a series of related transactions the consolidated assets of ours and our subsidiaries substantially as an entirety to any corporation, limited liability company, partnership or trust organized under the laws of the United States or any of its political subdivisions provided that:

•	we are the surviving entity, or the surviving entity, if other than us, assumes all our obligations under the indenture and the Notes;

•	if as a result of such transaction the Notes become convertible into common stock or other securities issued by a third party, such third party fully and unconditionally guarantees all obligations of Lifetime Brands,Inc. or such successor under the Notes and the indenture;

•	immediately after such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing; and

•	an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger or transfer complies with the provisions of the indenture have been delivered to the trustee.

        Under any consolidation, merger, sale, lease or other transfer of our assets as described in the preceding paragraph, the successor company will be our successor and shall succeed to, and be substituted for, and may exercise every right and power of, Lifetime Brands,Inc. under the indenture. If we are still in existence after the transaction, we will be released from our obligations and covenants under the indenture and the Notes.

Events of Default

        Each of the following constitutes an event of default under the indenture:

•	our failure to pay when due the principal on any of the Notes at maturity or exercise of a repurchase right or otherwise;

•	our failure to pay any interest on any of the Notes for 30 calendar days after the date when due;

•	our failure to deliver shares of our common stock, together with cash in lieu thereof in respect of any fractional shares, cash or cash and shares of our common stock upon conversion of a Note, and that failure continues for 10 calendar days;

•	our failure to perform or observe any other term, covenant or agreement contained in the Notes or the indenture for a period of 60 consecutive calendar days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the Noteholders of at least 25% in aggregate principal amount of the Notes then outstanding;

•	our failure to make any payment by the end of the applicable grace period, if any, after the maturity of any indebtedness for borrowed money in an amount in excess of $5 million, or if there is an acceleration of indebtedness for borrowed money in an amount in excess of $5 million because of a default with respect to such indebtedness without such indebtedness having been discharged or such acceleration having been withdrawn, cured, waived, rescinded or otherwise annulled, in either case, for a period of 30 calendar days after written notice to us by the trustee or to us and the trustee by Noteholders of at least 25% in aggregate principal amount of the Notes then outstanding;

•	our failure to give notice of a fundamental change within the time period specified for doing so; and

•	certain events of our bankruptcy, insolvency or reorganization or any significant subsidiary of ours.

        “Significant subsidiary” has the meaning set forth in the definition thereof in RegulationS-X under the Securities Act.

        If an event of default specified in the seventh bullet point above occurs and is continuing, then the principal of all the Notes and the interest thereon shall automatically become immediately due and payable. If an event of default shall occur and be continuing, other than an event of default specified in the seventh bullet point above, the trustee or the Noteholders of at least 25% in aggregate principal amount of the Notes then outstanding may declare the Notes due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the Noteholders by appropriate judicial proceedings. Such declaration may be rescinded and annulled with the written consent of the Noteholders of a majority in aggregate principal amount of the Notes then outstanding on behalf of all Noteholders, subject to the provisions of the indenture.

        The Noteholders of a majority in aggregate principal amount of Notes at the time outstanding through their written consent, or the Noteholders of a majority in aggregate principal amount of Notes then outstanding represented at a meeting at which a quorum is present by a written resolution, may waive any existing default or event of default and its consequences except any default or event of default:

•	in any payment on the Notes;

•	in respect of the failure to convert the Notes; or

•	in respect of the covenants or provisions in the indenture that may not be modified or amended without the consent of the Noteholders affected as described in “—Modification, Waiver and Meetings” below.

        Noteholders of a majority in aggregate principal amount of the Notes then outstanding through their written consent, or the Noteholders of a majority in aggregate principal amount of the Notes then outstanding represented at a meeting at which a quorum is present by a written resolution, may direct on behalf of all Noteholders the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee, subject to the provisions of the indenture. The indenture contains a provision entitling the trustee, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified by the Noteholders before proceeding to exercise any right or power under the indenture at the request of such Noteholders. The rights of Noteholders to pursue remedies with respect to the indenture and the Notes are subject to a number of additional requirements set forth in the indenture.

        The indenture provides that the trustee shall, within 90 calendar days of the occurrence of a default, give to the registered Noteholders notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered Noteholders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the Notes when due or in the payment of any conversion or repurchase obligation.

        We are required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture. In addition, we are required to file with the trustee a written notice of the occurrence of any default or event of default within five business days of our becoming aware of the occurrence of any default or event of default.

Modification, Waiver and Meetings

        The indenture contains provisions for convening meetings of the Noteholders to consider matters affecting their interests.

        The indenture (including the terms and conditions of the Notes) may be modified or amended by us and the trustee, without the consent of the Noteholder, for the purposes of, among other things:

•	adding to our covenants for the benefit of the Noteholder;

•	reopening the indenture and the issuance of additional Notes as described in the fifth paragraph under "--General";

•	surrendering any right or power conferred upon us;

•	providing for conversion rights of Noteholders if any reclassification or change of our common stock or any consolidation, merger or sale of the consolidated assets of us and our subsidiaries substantially as an entirety occurs;

•	increasing the conversion rate in the manner described in the indenture, provided that the increase will not adversely affect the interests of Noteholders in any material respect;

•	complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	making any changes or modifications to the indenture necessary in connection with the registration of the Notes under the Securities Act, as contemplated by the registration rights agreement, provided that this action does not adversely affect the interests of the Noteholders in any material respect;

•	irrevocably electing to satisfy solely in shares our conversion obligation with respect to the Notes to be converted after the date of such election;

•	curing any ambiguity or correcting or supplementing any defective provision contained in the indenture; provided that such modification or amendment does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the Noteholders in any material respect; provided further that any amendment made solely to conform the provisions of the indenture to the description of the Notes in the offering memorandum dated June 27, 2006 will not be deemed to adversely affect the interests of the Noteholders; or

•	adding or modifying any other provisions which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the Noteholders.

        Modifications and amendments to the indenture or to the terms and conditions of the Notes may also be made, and noncompliance by us with any provision of the indenture or the Notes may be waived, in each case, on behalf of all Noteholders either:

•	with the written consent of the Noteholders of at least a majority in aggregate principal amount of the Notes at the time outstanding; or

•	by the adoption of a resolution at a meeting of Noteholders at which a quorum is present by at least a majority in aggregate principal amount of the Notes represented at such meeting.

However, no such modification, amendment or waiver may, without the written consent or the affirmative vote of the Noteholders affected:

•	change the maturity of the principal of or any installment of interest on any Note (including any payment of liquidated damages, if any);

•	reduce the principal amount of, or any premium, if any, on any Note;

•	reduce the interest rate or amount of interest (including any liquidated damages, if any) on any Note;

•	change the currency of payment of principal of, premium, if any, or interest on any Note;

•	impair the right of a Noteholder to institute suit for the enforcement of any payment on or with respect to, or the conversion of, any Note;

•	except as otherwise permitted or contemplated by provisions of the indenture concerning specified reclassifications or corporate reorganizations, impair or adversely affect the conversion rights of Noteholders;

•	adversely affect any repurchase option of Noteholders;

•	reduce the percentage in aggregate principal amount of Notes outstanding necessary to modify or amend the indenture or to waive any past default; or

•	reduce the percentage in aggregate principal amount of Notes outstanding required for any other waiver under the indenture.

        The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the Notes at the time outstanding.

Form, Denomination and Registration

        The Notes have been issued in fully registered form, without interest coupons, in denominations of $1,000 principal amount and whole multiples of $1,000.

Global Notes: Book-Entry Form

        The Notes are evidenced by one or more global Notes deposited with the trustee as custodian for DTC, and registered in the name of Cede& Co., as DTC’s nominee. Record ownership of the global Notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below.

        Ownership of beneficial interests in a global Note is limited to persons that have accounts with DTC or its nominee (which we refer to as “participants”) or persons that may hold interests through participants. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC’s rules and will be settled in same day funds. Noteholders may also beneficially own interests in the global Notes held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly. So long as Cede& Co., as nominee of DTC, is the registered owner of the global Notes, Cede& Co. for all purposes is considered the sole Noteholder of the global Notes. Except as provided below, owners of beneficial interests in the global Notes are not entitled to have individual Notes registered in their names, will not receive or be entitled to receive physical delivery of individual Notes in definitive form, and will not be considered holders thereof. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer a beneficial interest in the global Notes to such persons may be limited.

        We will wire, through the facilities of the trustee, principal, premium, if any, and interest payments on the global Notes to Cede& Co., the nominee for DTC, as the registered owner of the global Notes. We, the trustee and any paying agent will have no responsibility or liability for paying amounts due on the global Notes to owners of beneficial interests in the global Notes.

        It is DTC’s current practice, upon receipt of any payment of principal of and premium, if any, and interest on the global Notes, to credit participants’ accounts on the payment date in amounts proportionate to their respective beneficial interests in the Notes represented by the global Notes, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in Notes represented by the global Notes held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in “street name.”

        If a Noteholder would like to convert Notes into common stock pursuant to the terms of the Notes, the Noteholder should contact the Noteholder’s broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.

        Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, a Noteholder’s ability to pledge the Noteholder’s interest in the Notes represented by global Notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

        Neither we nor the trustee (nor any registrar, paying agent or conversion agent under the indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a Noteholder, including, without limitation, the presentation of Notes for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global Notes are credited and only for the principal amount of the Notes for which directions have been given.

        DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section17A of the Exchange Act. DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of Notes. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the initial purchasers of the Notes. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others, such as banks, brokers, dealers and trust companies, that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global Notes among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 calendar days, we will cause Notes to be issued in definitive registered form in exchange for the global Notes. None of us, the trustee or any of our or its respective agents will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global Notes.

        According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Certificated Notes

        We will issue the Notes in definitive certificated form if DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 calendar days. In addition, beneficial interests in a global Note may be exchanged for definitive certificated Notes upon request by or on behalf of DTC in accordance with customary procedures. The indenture permits us to determine at any time and in our sole discretion that Notes shall no longer be represented by global Notes. DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global Notes at the request of each DTC participant. We would issue definitive Notes in exchange for any such beneficial interests withdrawn.

        Any Note that is exchangeable pursuant to the preceding sentence is exchangeable for Notes registered in the names which DTC will instruct the trustee. It is expected that DTC’s instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in that global Note. Subject to the foregoing, a global Note is not exchangeable except for a global Note or global Notes of the same aggregate denominations to be registered in the name of DTC or its nominee.

Notices

        Except as otherwise provided in the indenture, notices to Noteholders will be given by mail to the addresses of Noteholders as they appear in the Note register.

Registration Rights of Noteholders

        We have agreed to file with the SEC, at our expense, the registration statement of which this prospectus is a part covering resales by Noteholders of all Notes and the common stock issuable upon conversion of the Notes. Under the terms of the registration rights agreement, we have agreed to use our reasonable best efforts to:

•	cause the registration statement of which this prospectus is a part to become effective as promptly as is practicable, but in no event later than December 24, 2006; and

•	keep the registration statement of which this prospectus is a part effective for a period (which we refer to as the “registration period”) from the date the registration statement of which this prospectus is a part is declared effective by the SEC until such date that is the earlier of (1) the date as of which all the Notes or the common stock issuable upon conversion of the Notes have been sold either under Rule 144 under the Securities Act (or any similar provision then in force) or pursuant to the registration statement of which this prospectus is a part; (2) the date as of which all the Notes or the common stock issuable upon conversion of the Notes held by non-affiliates are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act or any successor provision; or (3) the date on which there are no outstanding registrable securities.

        We have also agreed to provide to each registered Noteholder copies of this prospectus, to notify each registered Noteholder when the registration statement of which this prospectus is a part has become effective, and to take certain other actions as are required to permit unrestricted resales of the Notes and the common stock issuable upon conversion of the Notes. A Noteholder who sells securities pursuant to the registration statement of which this prospectus is a part generally will be required to be named as a Selling Securityholder in this prospectus and to deliver this prospectus to purchasers and will be bound by the provisions of the registration rights agreement, which are applicable to that Noteholder (including certain indemnification provisions). If a registration statement covering these securities is not effective, they may not be sold or otherwise transferred except pursuant to an exemption from registration under the Securities Act and any other applicable securities laws or in a transaction not subject to those laws.

        We may suspend the Noteholder’s use of this prospectus for a maximum of 45 calendar days in any 90-calendar day period, and not to exceed an aggregate of 90 calendar days in any 12-month period, if (i) we, in our reasonable judgment, believe we may possess material non-public information the disclosure of which would be seriously detrimental to us and our subsidiaries taken as a whole or (ii) this prospectus would, in our judgment, contain a material misstatement or omission as a result of an event that has occurred or is continuing. However, if the disclosure relates to a proposed or pending material business transaction, the disclosure of which we determine in good faith would be reasonably likely to impede our ability to consummate such transaction, or would otherwise be seriously detrimental to us and our subsidiaries taken as a whole, we may extend the suspension period from 45 calendar days to 60 calendar days. We will not specify the nature of the event giving rise to a suspension in any notice to Noteholders of the existence of such a suspension.

        Each of the following is a registration default (provided that a registration default shall occur with respect to the Notes only if any of the following events affects the portion of the registration statement of which this prospectus is a part, this prospectus or any prospectus supplement pertaining to the Notes, and a registration default shall occur with respect to the shares of common stock issuable upon conversion of the Notes only if any of the following events affects the portion of the registration statement of which this prospectus is a part, this prospectus or any prospectus supplement pertaining to such shares of common stock):

•	the registration statement of which this prospectus is a part has not been declared effective by December 24, 2006; or

•	prior to or on the 45th, 60th, 90th or 180th calendar day, as the case may be, of any period that this prospectus has been suspended as described in the preceding paragraph (in each case except as the result of filing of a post-effective amendment solely to add additional selling securityholders), such suspension has not been terminated.

        If a registration default occurs with respect to the Notes, liquidated damages will accrue on the Notes, from and including the calendar day following the registration default to but excluding the earlier of (i) the calendar day after the end of the registration period and (ii) the calendar day on which the registration default has been cured. Liquidated damages will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date, as applicable, following the date on which such liquidated damages begin to accrue, and will accrue at a rate equal to:

•	0.25% per annum of the principal amount for the first 90 calendar days following such registration default; and

•	0.50% per annum of the principal amount from and after the 91st calendar day following such registration default.

In no event will liquidated damages accrue after June 27, 2008 or at a rate per year exceeding 0.50%. Liquidated damages will be computed on the basis of a 360-day year composed of twelve 30-day months.

        If a Noteholder elects to convert some or all of its Notes into common stock when there exists a registration default with respect to the common stock, the Noteholder will not be entitled to receive liquidated damages on such common stock, and we will instead increase the conversion rate by 3% for each $1,000 principal amount of Notes. If a registration default with respect to the common stock occurs after a Noteholder has converted its Notes into common stock, such Noteholder will not be entitled to any compensation with respect to such common stock.

        A Noteholder’s right to liquidated damages or increase in the conversion rate, as the case may be, shall be its sole remedy in the event of a registration default.

        We will give notice to all Noteholders of the filing and effectiveness of this registration statement by issuing a press release through PR Newswire. We have included as Annex A to this prospectus a form of notice and questionnaire to be completed and delivered by a Noteholder interested in selling its registrable securities pursuant to the registration statement of which this prospectus is a part.

        In order to be named as a selling securityholder in this prospectus at the time of effectiveness of the registration statement, a Noteholder must complete and deliver the questionnaire, together with any other information we may reasonably request, to us on or prior to the tenth business day before the effectiveness of this registration statement. Upon receipt of a completed questionnaire, together with any other information we may reasonably request following the effectiveness, we will, within 15 business days of receipt, or within 15 business days of the end of any period during which we have suspended use of this prospectus, file any amendments to this registration statement or supplements to this prospectus as are necessary and permitted to allow Noteholders to deliver this prospectus to purchasers of registrable securities, provided that we will not be obligated to file more than one post-effective amendment in any 60-calendar day period. We will pay the predetermined liquidated damages described above to the Noteholder if we fail to make the filing in the time required or, if such filing is a post-effective amendment to this registration statement required to be declared effective under the Securities Act, if such amendment is not declared effective within 45 calendar days after the date such post-effective amendment is required to be filed. A Noteholder who elects to offer and sell any Notes or shares of common stock issuable upon conversion thereof pursuant to this registration statement will be subject to the civil liability provisions under the Securities Act.

        If a Noteholder does not complete and deliver a questionnaire or provide the other information we may request, the Noteholder will not be named as a Selling Securityholder in this prospectus and will not be permitted to sell the Noteholder’s registrable securities pursuant to this registration statement. This summary of the registration rights agreement is not complete. This summary is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement.

Rule 144A Information Requirement

        We have agreed that until June 27, 2008, during any period in which we are not subject to the reporting requirements of the Exchange Act, to make available to Noteholders, or beneficial owners of interests therein, or any prospective purchaser of the Notes, the information required by Rule 144A(d)(4) to be made available in connection with the sale of Notes or beneficial interests in the Notes.

Information Regarding the Trustee

        HSBC Bank USA, National Association, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the Notes. The trustee and its affiliates provide and may from time to time in the future provide banking and other services to us in the ordinary course of their business. An affiliate of the trustee is a lender under our Credit Facility and therefore received a portion of the proceeds of the initial offering.

Governing Law

        The indenture, the Notes and the registration rights agreement are governed by, and will be construed in accordance with, the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

General

        Our certificate of incorporation authorizes 25,000,000 shares of common stock, $0.01 par value, 100 shares of Series A preferred stock and 2,000,000 shares of SeriesB preferred stock. The following description of capital stock is subject to and qualified by our certificate of incorporation and bylaws, which are incorporated by reference to the registration statement of which this prospectus is a part, and by the provisions of applicable Delaware law.

Common Stock

        As of December 18, 2006 we had 13,482,305 shares of common stock issued and outstanding.

        The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon the closing of this offering will be fully paid and nonassessable.

Preferred Stock

        As of the date of this prospectus, we had no shares of preferred stock issued and outstanding.

        Dividend Rights. The holders of SeriesA preferred stock will be entitled to receive, when, as and if declared by the board of directors and out of our assets which are legally available for the payment of dividends, cumulative preferential cash dividends in the amount of $700 per annum for each share of SeriesA preferred stock held, payable quarterly. Whenever dividends upon the issued and outstanding SeriesA preferred stock have been paid in full, the board of directors may declare cash dividends on the shares of SeriesB preferred stock at a rate to be established by the board of directors. Whenever dividends upon the issued and outstanding SeriesB preferred stock have been paid in full, the board of directors may declare cash dividends on the issued and outstanding shares of common stock. The Credit Facility contains restrictions on, and in some circumstances may prevent, the payment of dividends.

        Redemption Rights. We may, at any time and from time to time, redeem all or part of any issued and outstanding shares of Series A preferred stock for a redemption price of $10,000 per share plus any accrued and unpaid dividends thereon and/or redeem all or any part of the issued and outstanding shares of Series B preferred stock for a redemption price equal to the par value of such shares plus any accrued and unpaid dividends thereon. We will be under an obligation to redeem all shares of Series A preferred stock on the eighth anniversary of the date of the original issuance of such shares.

        Liquidation and Dissolution Rights. In the event of any liquidation, dissolution or winding up of our affairs, each issued and outstanding share of SeriesA preferred stock shall entitle its holder to payment at the rate of $10,000 per share plus all accrued and unpaid dividends. After payment in full of the SeriesA preferential amount, each issued and outstanding share of SeriesB preferred stock shall entitle its holder to payment at the rate of the par value per share plus all accrued and unpaid dividends. Thereafter, the remaining assets, if any, shall be distributed to the holders of common stock, ratably.

        Voting Rights. Except as any provision of law may otherwise require, no SeriesA or SeriesB preferred share shall entitle the holder thereof to any voting power.

Anti-Takeover Provisions

        Provisions of Delaware law could make the acquisition of our company through a tender offer, a proxy contest or other means more difficult and could make the removal of incumbent officers and directors more difficult. We expect these provisions to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with our board of directors. We believe that the benefits provided by our ability to negotiate with the proponent of an unfriendly or unsolicited proposal outweigh the disadvantages of discouraging these proposals. We believe the negotiation of an unfriendly or unsolicited proposal could result in an improvement of its terms.

        Effects of Some Provisions of Delaware Law. We are subject to Section203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66% of the outstanding voting stock which is not owned by the interested stockholder.

        Generally, a “business combination” for these purposes includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” for these purposes is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section203 may discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is The Bank of New York Shareholder Relations, located at 101 Barclay Street, New York, NY 10286.

PLAN OF DISTRIBUTION

        We will not receive any proceeds from the sale of the Notes and the underlying common stock offered by this prospectus. The Selling Securityholders and their successors, which include their transferees, distributees, pledgees or donees or their successors, may sell the Notes and the underlying common stock directly to purchasers or through underwriters, broker-dealers or agents. Underwriters, broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or the purchasers. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

        The Notes and the underlying common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

        The sales may be effected in transactions in the following manner (which may involve block transactions or transactions in which the same broker acts as agent on both sides of the transaction, known as crosses):

•	on any national securities exchange or quotation service on which the Notes or the common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise; or

•	through the settlement of short sales.

        Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of the Notes or the underlying common stock and deliver these securities to close out such short positions, or loan or pledge the Notes or the common stock into which the Notes are convertible to broker-dealers that in turn may sell these securities.

        Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Notes or underlying common stock subject to registration by this prospectus, which Notes or underlying common stock such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Broker-dealers engaged by the Selling Securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Securityholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

        From time to time, one or more of the Selling Securityholders may distribute, devise, gift, pledge, hypothecate or grant a security interest in some or all of the securities owned by them. Any such distributees, devisees or donees will be deemed to be Selling Securityholders. Any such pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be Selling Securityholders.

        The aggregate proceeds to the Selling Securityholders from the sale of the Notes or underlying common stock will be the purchase price of the Notes or common stock less any discounts and commissions. A Selling Securityholder reserves the right to accept and, together with their agents, to reject, any proposed purchase of Notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

        Our outstanding common stock is listed for trading on the NASDAQ Global Market under the symbol “LCUT.” We do not intend to list the Notes for trading on any national securities exchange or on the NASDAQ Global Market. The Notes are eligible for trading by qualified institutional buyers in The Portal Market. The sole book-running manager for the private placement of the Notes is currently making a market in the Notes; however, they are not obligated to do so and may discontinue any such market making activities at any time without notice. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. Therefore, we cannot guarantee that any trading market will develop for the Notes. Even if a market does develop, the market may not be maintained.

        We have agreed to keep the registration statement of which this prospectus is a part effective until the earlier of (1) the date as of which all the registrable securities have been sold either under Rule 144 under the Securities Act (or any similar provision then in force) or pursuant to the registration statement; (2) the date as of which all of the of registrable securities held by non-affiliates are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act or any successor provision; or (3) the date on which there are no outstanding registrable securities.

        The Notes and underlying common stock may be sold in some states only through registered or licensed brokers or dealers. The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of the Notes and common stock into which the Notes are convertible may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the Notes or the shares may be underwriting discounts and commissions under the Securities Act. Selling Securityholders who are underwriters within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The Selling Securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation including, but not limited to, Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions. To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any underwriter, broker, dealer or agent regarding the sale of the Notes or the underlying common stock by the Selling Securityholder. We will make copies of this prospectus available to the Selling Securityholders and inform them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

        In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. A Selling Securityholder may not sell any Notes or common stock described herein and may not transfer, devise or gift such securities by means other than those described in this prospectus.

        If required, the specific Notes or common stock to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to this prospectus.

        Pursuant to the registration rights agreement filed as an exhibit to this registration statement, we and the Selling Securityholders will be indemnified by each other against certain liabilities, including certain liabilities under the Securities Act or will be entitled to contribution in connection with these liabilities.

        We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the Notes and underlying common stock to the public other than applicable transfer taxes and commissions, fees and discounts of underwriters, brokers, dealers and agents.

VALIDITY OF SECURITIES

        The validity of the Notes and the common stock offered hereby will be passed upon for us by Troutman Sanders LLP, New York, New York.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important business and financial information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file with the SEC later will automatically update and supersede this information. We incorporate by reference the documents listed below and any filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until all the Notes and common stock covered by this prospectus are sold or the offering is otherwise terminated:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006;

•	Current Reports on Form 8-K filed on February 1, 2006, March 3, 2006, March 8, 2006, May 3, 2006, May 8, 2006 (three separate filings), May 15, 2006, June 9, 2006, June 21, 2006, June 22, 2006, June 27, 2006, July 13, 2006, August 3, 2006, August 11, 2006, August 16, 2006, September 27, 2006, November 6, 2006 (three separate filings) and November 14, 2006;

•	Current Report on Form 8-K/A filed on July 12, 2006;

•	Definitive Proxy Statement on Schedule14A, as amended, filed on May 4, 2006.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website at www.sec.gov that contains reports, proxy and information statements, and other information about registrants that file electronically with the SEC, including us. Our recent SEC filings are also available to the public free of charge at our website at www.lifetimebrands.com. Except for the documents described above, information on our web site is not incorporated by reference into this prospectus. You may request a copy of this information and any of the filings identified above, at no cost, by writing or telephoning us at:

Lifetime Brands, Inc.
One Merrick Avenue
Westbury, New York 11590
Attn: Investor Relations
(516) 683-6000

EXPERTS

        The consolidated financial statements of Lifetime Brands, Inc, incorporated by reference in Lifetime Brands, Inc.‘s Annual Report (Form 10-K) for the year ended December 31, 2005 (including the schedule appearing therein), and Lifetime Brands, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 incorporated by reference therein which did not include an evaluation of the internal control over financial reporting of The Pfaltzgraff Co. and Salton, Inc., acquired in 2005, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which as to the report on internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of The Pfaltzgraff Co. and Salton, Inc., from the scope of management’s assessment and such firm’s audit therein, and incorporated herein by reference. Such financial statements and management’s assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        With respect to the unaudited condensed consolidated interim financial information of Lifetime Brands, Inc. for the three-month periods ended March 31, 2006 and March 31, 2005, the three and six-month periods ended June 30, 2006 and June 30, 2005 and the three and nine-month periods ended September 30, 2006 and September 30, 2005, incorporated by reference in this prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 2, 2006, August 4, 2006 and November 7, 2006, included in Lifetime Brands, Inc.‘s Quarterly Report on From 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such financial information should be restricted in light of the limited nature of the review process applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not a “report” or a “part” of the registration statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.

PART II. INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

        The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant; none shall be borne by the Selling Securityholders.

Securities and Exchange Commission Registration Fee	$ 8,025
Legal Fees and Expenses	35,000
Accounting Fees and Expenses	18,000
Miscellaneous	10,000

Total	$71,025

Item 15.  Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law (which we refer to as the “DGCL”) permits indemnification of our officers and directors under certain conditions and subject to certain limitations. Section 145 of the DGCL also provides that a corporation has the power to maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the DGCL.

        Article VII of our Bylaws provides for indemnification of our directors, officers and employees against liabilities and expenses in connection with any legal proceeding to which he/she may be made a party or with which he/she may become involved or threatened by reason of having been an officer, director or employee of us. The indemnification shall apply with respect to any matters which are disposed of by settlement, judgment or otherwise. Indemnification shall be made only if the board of directors determines by a majority vote of a quorum consisting of disinterested directors, that indemnification is proper in the circumstances because the person seeking indemnification has met applicable standards of conduct and that indemnification is not in violation of the DGCL. It must be determined that the director, officer or employee acted in good faith with the reasonable belief that his/her action was in or not opposed to our best interests and with respect to any criminal action or proceeding, he/she had no reasonable cause to believe that his/her conduct was unlawful.

        As permitted by Section102(b)(7) of the DGCL, our Certificate of Incorporation provides that, pursuant to Delaware law, our directors shall not be personally liable for monetary damages for breach of the directors’ fiduciary duty as directors to us and our stockholders. This provision in the Certificate of Incorporation does not eliminate the directors’ fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, pursuant to Section102(b)(7) of the DGCL, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omission not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Section174 of the DGCL. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

        We have entered into indemnification agreements with each of our directors and executive officers. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions, however, an individual will not receive indemnification for judgments, settlements or expenses if he or she is found liable to us (except to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses), for settlements not approved by us or for settlements and expenses if the settlement is not approved by the court. The indemnification agreements provide for us to advance to the individual any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. In order to receive an advance of expenses, the individual must submit to us copies of invoices presented to him or her for such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification. We intend to enter into additional indemnification agreements with each of our directors and executive officers to effectuate these indemnity provisions.

        At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of us in which indemnification is being sought, nor are we aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of us.

        We maintain directors and officers liability insurance policies which insure our directors and officers against loss arising from certain claims made against such directors or officers by reason of certain wrongful acts.

Item 16.  Exhibits

Exhibit Number	Description of Document
3.1	Restated Certificate of Incorporation of Lifetime Brands, Inc.(1)
3.2	Amendment dated June 9, 1994 to the Restated Certificate of Incorporation of Lifetime Brands, Inc.(1)
3.3	By-Laws of Lifetime Brands, Inc.(1)
4.1	Form of Note**
4.2	Indenture dated June 27, 2006 between Lifetime Brands, Inc and HSBC Bank USA, National Association, as Trustee**
4.3	Form of specimen certificate of common stock (1)
5.1	Opinion of Troutman Sanders LLP
10.1	Registration Rights Agreement dated June 27, 2006 between Lifetime Brands, Inc. and Citigroup Global Markets, Inc.**
12.1	Computation of ratio of earnings to fixed charges
15.1	Letter of Ernst & Young LLP as to Unaudited Financial Information
23.1	Consent of Ernst & Young LLP Independent Registered Public Accounting Firm
23.2	Consent of Troutman Sanders LLP (included in Exhibit5.1)
24.1	Powers of Attorney (see signature page)
25.1	Form T-1 Statement of Eligibility and Qualification of Trustee

**     Previously filed.

(1)     Incorporated by reference

Item 17.  Undertakings

        (a)        The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement of which this prospectus is a part:

(i) To include any prospectus required by Section10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section13 or Section15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a Registration Statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is a part of the Registration Statement will, as to a purchaser with a time of contract sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was a part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        (b)        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Westbury, New York, on December 18, 2006.

LIFETIME BRANDS, INC.

/s/ Jeffrey Siegel

Jeffrey Siegel
Chairman of the Board of Directors,
Chief Executive Officer and President

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Jeffrey Siegel, Ronald Shiftan and Robert McNally his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Fiona Dias	Director	December 18, 2006

Fiona Dias

        Pursuant to the requirements of the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jeffrey Siegel	Chairman of the Board of Directors, Chief Executive Officer and President	December 18, 2006

Jeffrey Siegel

/s/ Ronald Shiftan	Vice Chairman, Chief Operating Officer and Director	December 18, 2006

Ronald Shiftan

/s/ Robert McNally	Vice-President - Finance and Treasurer (Principal Financial and Accounting Officer). Chief Financial Officer	December 18, 2006

Robert McNally

/s/ *	Director	December 18, 2006

Howard Bernstein

/s/ *	Director	December 18, 2006

Michael Jeary

/s/ *	Director	December 18, 2006

Sheldon Misher

/s/ *	Director	December 18, 2006

Cherrie Nanninga

/s/ *	Director	December 18, 2006

Craig Phillips

/s/ *	Director	December 18, 2006

William Westerfield

/s/ *	Director	December 18, 2006

Fiona Dias

*	By Robert McNally as attorney-in-fact.

EXHIBIT INDEX

Exhibit Number	Description of Document
3.1	Restated Certificate of Incorporation of Lifetime Brands, Inc.(1)
3.2	Amendment dated June 9, 1994 to the Restated Certificate of Incorporation of Lifetime Brands, Inc.(1)
3.3	By-Laws of Lifetime Brands, Inc.(1)
4.1	Form of Note**
4.2	Indenture dated June 27, 2006 between Lifetime Brands, Inc and HSBC Bank USA, National Association, as Trustee**
4.3	Form of specimen certificate of common stock (1)
5.1	Opinion of Troutman Sanders LLP
10.1	Registration Rights Agreement dated June 27, 2006 between Lifetime Brands, Inc. and Citigroup Global Markets, Inc.**
12.1	Computation of ratio of earnings to fixed charges
15.1	Letter of Ernst & Young LLP as to Unaudited Financial Information
23.1	Consent of Ernst & Young LLP Independent Registered Public Accounting Firm
23.2	Consent of Troutman Sanders LLP (included in Exhibit5.1)
24.1	Powers of Attorney (see signature page)
25.1	Form T-1 Statement of Eligibility and Qualification of Trustee

**     Previously filed.

(1)     Incorporated by reference